UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934
Check the appropriate box:
☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement
AMERICAN SKIING COMPANY
(Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box)
☐	No fee required

☑	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$100,000,000

(5)	Total fee paid:

$3,070
☐	Fee paid previously with preliminary materials.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

A filing fee in the amount of $5,526 was previously paid in connection with the registrant’s previously filed Schedule 14C on June 21, 2007, which covered the transaction contemplated by this Schedule 14C. The fee of $3,070 payable for this filing is offset against such $5,526 fee amount.

(2)	Form, Schedule or Registration Statement No.:

Schedule 14C Information Statement

(3)	Filing Party:

American Skiing Company

(4)	Date Filed:

June 21, 2007

AMERICAN SKIING COMPANY
P.O. BOX 4552
PARK CITY, UT 84060

DEFINITIVE INFORMATION STATEMENT

August 20, 2007

To Our Stockholders:

We are furnishing this Information Statement to the holders of the common stock, the Class A common stock, the Series B preferred stock, the Series C-1 preferred stock and the Series C-2 preferred stock of American Skiing Company, a Delaware corporation, in connection with stockholder approval of the sale of its ownership interests in The Canyons ski area to Talisker Corp. and Talisker Canyons Finance Co. LLC (collectively, “Talisker”) pursuant to a purchase agreement dated as of July 15, 2007. The obligations of Talisker Corp. under the purchase agreement have since been assumed by The Talisker Partnership, an affiliate of Talisker Corp. A copy of the purchase agreement was included with our Form 8-K filed with the Securities and Exchange Commission on July 30, 2007. Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain a copy of the purchase agreement.

Our Board of Directors approved the sale of The Canyons ski area to Talisker following (i) the recent sales by the Company to third parties of its Steamboat, Killington, Pico, Mount Snow, Attitash, Sunday River and Sugarloaf/USA ski areas, which, in the aggregate, constituted substantially all of its assets under Delaware law and (ii) the adoption of a plan of dissolution by the Board of Directors. The holders of our Series C-1 capital stock, the shares of which represented a majority of the voting power of our outstanding capital stock, executed a written consent in favor of the adoption of the plan of dissolution on June 20, 2007 and an Information Statement on Form 14C regarding the adoption of the plan of dissolution and the sales of Sunday River and Sugarloaf/USA ski areas was mailed to the stockholders of the Company on or about July 3, 2007. The Company may take corporate action with respect to the plan of dissolution by filing a certificate of dissolution with the Secretary of State of the State of Delaware at any time.

Following dissolution, the Company has agreed to cease conducting normal business operations, except as required to wind up its business affairs and to proceed with the dissolution and liquidation, and the Company will continue its corporate existence solely for the purpose of engaging in activities appropriate for or consistent with the winding up and liquidation of our business and affairs and preserving the value of our remaining assets until they are sold or distributed to stockholders in the liquidation. Holders of our common stock and Class A common stock are not expected to receive any payment or distribution with respect to their shares pursuant to the sale of The Canyons or our plan of dissolution after we make payments to our creditors and the holders of our Series C preferred stock.

In reaching its conclusion to approve the sale of The Canyons ski area, the Company’s Board of Directors considered the Company’s current condition and future prospects, including its financial condition, results of operations, anticipated capital expenditures and capital structure, the value of the Company’s remaining assets and its remaining claims and obligations, the terms of the Series C preferred stock, which had a liquidation preference of approximately $413.9 million as of July 31, 2007 and which the Company was required to redeem on July 31, 2007 to the extent that it has legally available funds, other alternatives with respect to The Canyons ski area, including the risks associated with these alternatives, and the limitations that will be placed on the Company in connection with the adoption of the plan of dissolution. The Board of Directors also reviewed management’s report that the Company’s available cash and the value of its remaining assets will not be sufficient to pay in full the liquidation preference of all of the outstanding Series C preferred stock and management’s report as to the strategic alternatives available with respect to The Canyons ski area. The Board of Directors also considered the current market for ski resorts and the expressions of interest they had received with respect to The Canyons. After considering these factors and alternatives, the Board of Directors determined that the sale of The Canyons ski area to Talisker was advisable, expedient and in the best interests of the Company and its stockholders and that the Company should proceed with the sale of The Canyons ski area. On July 15, 2007, the Board of Directors approved the sale of The Canyons ski area.

The sale of The Canyons ski area may be deemed to constitute a sale of substantially all of our assets under Delaware law, which requires the approval of our stockholders. The holders of our Series C-1 preferred stock, the shares of which represented approximately 66.9% of the voting power of our outstanding capital stock as of July 17, 2007, have executed a written consent in favor of the actions described above and have delivered it to the Company. This written consent is the only stockholder approval required to be obtained pursuant to the Delaware General Corporation Law and our Certificate of Incorporation and Amended and Restated Bylaws.

The Company anticipates that the closing of the sale of The Canyons ski area will take place as soon as practicable after satisfaction of each of the conditions to close set forth in the purchase agreement but in any event, no earlier than twenty (20) days after the mailing of this Information Statement. See “THE CANYONS SALE — MATERIAL TERMS OF THE CANYONS SALE — Conditions to Closing” for more information about other conditions to the closing of the sale of The Canyons ski area.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

Because the written consent of the stockholders entitled to cast a majority of the votes required to approve the sale of The Canyons ski area pursuant to the Delaware General Corporation Law and our Certificate of Incorporation and Amended and Restated Bylaws has already been received by the Company, we are not asking for a proxy and you are not requested to send one. The accompanying Information Statement is for information purposes only and explains the sale of The Canyons ski area. Please read the accompanying Information Statement carefully. A copy of the purchase agreement was included with our Form 8-K filed with the Securities and Exchange Commission on July 30, 2007. Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain a copy of the purchase agreement.

You do not have appraisal or dissenters’ rights under Delaware law, our Certificate of Incorporation or Amended and Restated Bylaws. Please note that only stockholders of record at the close of business on July 17, 2007 will be entitled to receive the Information Statement.

We appreciate your interest in American Skiing Company.

Sincerely,

/s/  William J. Fair
William J. Fair
President and Chief Executive Officer

This Information Statement is first being mailed to stockholders on or about August 21, 2007. This Information Statement is furnished for informational purposes only.

AMERICAN SKIING COMPANY
P.O. BOX 4552
PARK CITY, UT 84060

Notice Of Stockholder Action By Written Consent

August 20, 2007

NOTICE IS HEREBY GIVEN that the action to be effective at least twenty (20) days after the mailing of this Information Statement is the sale of our ownership interests in entities that constitute The Canyons ski area to Talisker Corp. and Talisker Canyons Finance Co. LLC pursuant to a purchase agreement, dated as of July 15, 2007, for cash consideration of $100 million, subject to certain adjustments, and the assumption of approximately $0.6 million of indebtedness and other liabilities related to The Canyons.

After giving effect to the previously announced sales of the Company’s other ski resorts, this sale may be deemed to constitute a sale of substantially all of our assets under Delaware law, which would require the approval of our stockholders.

This Information Statement is furnished by American Skiing Company, a Delaware corporation, in accordance with the requirements of Regulation 14C promulgated under the Securities Exchange Act of 1934 and in connection with certain actions approved by written consent, dated July 17, 2007, of the stockholders of American Skiing Company entitled to cast a majority of the votes required to approve the sale described above pursuant to the Delaware General Corporation Law and our Certificate of Incorporation and Amended and Restated Bylaws.

In accordance with Rule 14c-2 under the Securities Exchange Act of 1934, the actions will be effective no earlier than twenty (20) days after the mailing of this Information Statement.

Stockholders of record at the close of business on July 17, 2007 are entitled to notice of the action approved by written consent dated July 17, 2007 by the holders of the Company’s Series C-1 convertible participating preferred stock, the shares of which represent approximately 66.9% of the voting power of the Company’s outstanding capital stock. As of the record date, there were issued and outstanding 16,997,813 shares of common stock, par value $0.01 per share, which shares are entitled to one vote per share; 14,760,530 shares of Class A common stock, par value $0.01 per share, which shares are entitled to one vote per share and 40,000 shares of Series C-1 convertible participating preferred stock which shares are entitled to approximately 1,603 votes per share. In addition, there were issued and outstanding 150,000 shares of Series B convertible participating preferred stock and 139,453 shares of Series C-2 preferred stock, none of which are entitled to vote on the matters described herein.

In order to approve the proposed transaction, the affirmative vote of a majority of all outstanding shares of our capital stock entitled to vote, voting as a single class, is required. Because the holders of our Series C-1 preferred stock, the shares of which represent 66.9% of the votes entitled to be cast, have voted in favor of the actions described above by written consent dated July 17, 2007, and since they have sufficient voting power to approve such proposal through their ownership of the Series C-1 preferred stock, no other consents will be solicited in connection with this Information Statement. This Information Statement will serve as written notice to stockholders pursuant to Section 228(e) of the Delaware General Corporation Law.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this document constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Portions of this Information Statement and other materials filed with the Securities and Exchange Commission (the “SEC”) contain statements that are forward-looking. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as “anticipate”, “assume”, “believe”, “expect”, “intend”, “plan”, and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks, uncertainties and other important factors that could cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, those discussed in this Information Statement under the headings “RISK FACTORS” and “BUSINESS OF AMERICAN SKIING COMPANY” and include statements relating to our liabilities, sales of our assets and our ability to complete the sale of The Canyons ski area.

Neither we nor any other person assumes any responsibility for the accuracy or completeness of such statements. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this document are made only as of the date of this document and under Section 27A of the Securities Act and Section 21E of the Exchange Act. We do not have a duty to update any of the forward-looking statements to reflect subsequent events or circumstances.

ii

SUMMARY TERM SHEET

This summary contains selected information from this Information Statement and may not contain all of the information that is important to you regarding the transactions contemplated by the sale of the ownership interests in The Canyons ski area (“The Canyons,” the sale of which is referred to as the “Canyons Sale”). The Canyons Sale may be deemed to constitute a sale of substantially all of the assets of American Skiing Company (“American Skiing,” “ASC,” the “Company,” “we,” “our,” “us”) under Delaware law, which would require the approval of our stockholders. The Canyons Sale includes the sale of all of the capital stock of ASC Utah d/b/a ASC Utah, Inc. (“ASC Utah”) and American Skiing Company Resort Properties, Inc. (“ASCRP”).

To understand fully the Canyons Sale, you should read this Information Statement completely. The Purchase Agreement, dated as of July 15, 2007, by and among ASC Utah, us, Talisker Canyons Finance Co. LLC (the “Buyer”) and Talisker Corp., whose obligations under the Purchase Agreement have been assumed by The Talisker Partnership, an affiliate of Talisker Corp. (the “Parent”, and together with the Buyer, the “Purchasers”), relating to the Canyons Sale (the “Purchase Agreement”) constitutes the legal document that governs the Canyons Sale. For a more complete description of the terms of the Purchase Agreement and the details of the transaction with the Purchasers, please see “THE CANYONS SALE — MATERIAL TERMS OF THE CANYONS SALE” in this Information Statement and the Purchase Agreement itself, which is included with our Form 8-K filed with the SEC on July 30, 2007. Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain a copy of the Purchase Agreement.

As of July 17, 2007, the record date for determining stockholders of the Company entitled to receive a copy of this Information Statement, there were issued and outstanding 16,997,813 shares of common stock, par value $0.01 per share (“Common Stock”), which shares are entitled to one vote per share; 14,760,530 shares of Class A common stock (“Class A Common Stock”), par value $0.01 per share, which shares are entitled to one vote per share; 150,000 shares of Series B convertible participating preferred stock (“Series B Preferred Stock”); 40,000 shares of Series C-1 convertible participating preferred stock (“Series C-1 Preferred Stock”), which shares are entitled to approximately 1,603 votes per share; and 139,453 shares of Series C-2 preferred stock (“Series C-2 Preferred Stock”, and together with Series C-1 Preferred Stock, “Series C Preferred Stock”). The holders of the Series B Preferred Stock and Series C-2 Preferred Stock are not entitled to vote on the Canyons Sale. The only vote required to be obtained in connection with the Canyons Sale is that of a majority of all outstanding shares of capital stock entitled to vote. Because the holders of our Series C-1 Preferred Stock, the shares of which represent 66.9% of the votes entitled to be cast, have voted in favor of the Canyons Sale by written consent dated July 17, 2007, and since they have sufficient voting power to approve such proposal through their ownership of the Series C-1 Preferred Stock, no other consents will be solicited in connection with this Information Statement.

Reasons of ASC to Enter into the Canyons Sale (Page 5)

Our Board of Directors approved the Canyons Sale following the recent sales by the Company to third parties of its Steamboat, Killington, Pico, Mount Snow, Attitash, Sunday River and Sugarloaf/USA ski areas, which constituted substantially all of its assets under Delaware law, and the adoption of a plan of dissolution (the “Plan of Dissolution”) by the Board of Directors. The holders of our Series C-1 Preferred Stock, the shares of which represented a majority of the voting power of our outstanding capital stock, executed a written consent in favor of the adoption of the Plan of Dissolution on June 20, 2007 and an Information Statement on Schedule 14C regarding the adoption of the Plan of Dissolution was mailed to the stockholders of the Company on or about July 3, 2007. The Company may take corporate action with respect to the Plan of Dissolution by filing a certificate of dissolution with the Secretary of State of the State of Delaware.

Following dissolution, the Company has agreed to cease conducting normal business operations, except as required to wind up its business affairs and to proceed with the dissolution and liquidation, and the Company will continue our corporate existence solely for the purpose of engaging in activities appropriate for or consistent with the winding up and liquidation of our business and affairs and preserving the value of our remaining assets until they are sold or distributed to stockholders in the liquidation.

In reaching its conclusion to approve the Canyons Sale, the Company’s Board of Directors considered the Company’s current condition and future prospects, including its financial condition, results of operations, anticipated capital expenditures and capital structure, the value of the Company’s remaining assets and its remaining claims and obligations, the terms of the Series C Preferred Stock, which had a liquidation preference of approximately $413.9 million as of July 31, 2007 and which the Company was required to redeem on July 31, 2007 to the extent that it has legally available funds, other alternatives with respect to The Canyons, including the risks associated with these alternatives, and the limitations that will be placed on the Company in connection with the adoption of the Plan of Dissolution. The Board of Directors also reviewed management’s report that the Company’s available cash and the value of its remaining assets will not be sufficient to pay in full the liquidation preference of all of the outstanding Series C Preferred Stock and management’s report as to the strategic alternatives available with respect to The Canyons. The Board of Directors also considered the current market for ski resorts and the expressions of interest they had received with respect to The Canyons. After considering these factors and alternatives, the Board of Directors determined that the Canyons Sale was advisable, expedient and in the best interests of the Company and its stockholders and that the Company should proceed with the Canyons Sale. On July 15, 2007, the Board of Directors approved the Canyons Sale.

On July 31, 2007, the Company failed to redeem all of its outstanding shares of Series C Preferred Stock which it was required to redeem on July 31, 2007 for cash in the amount of the liquidation preference of such shares, to the extent the Company has funds legally available to do so. As a result of the failure to redeem, the liquidation preference of the outstanding share of the Series C-1 Preferred Stock will continue to accrete in value at a rate of 12% per annum and the liquidation preference of the outstanding shares of Series C-2 Preferred Stock will continue to accrete in value at a rate of 15% per annum. The Company believes that it will not be able to pay in full the liquidation preference of the outstanding shares of Series C Preferred Stock because it does not believe that it will be able to generate sufficient proceeds from its operations and the sale of its remaining assets to do so. Holders of our Common Stock and Class A Common Stock are not expected to receive any payment or distribution with respect to their shares pursuant to the Canyons Sale or the Plan of Dissolution after we make payments to our creditors and the holders of our Series C Preferred Stock.

Recent Developments Relating to the Canyons Sale

On July 27, 2007, Vail Resorts, Inc. (“Vail”) commenced litigation against the Purchasers, Peninsula Advisors, LLC (“Peninsula”), the Company and ASC Utah seeking to enjoin the consummation of the Canyons Sale (the “Vail Litigation”). Vail has alleged that Vail and Peninsula entered into an exclusive arrangement to acquire ASC Utah and the property upon with The Canyons is situated and that the Purchasers and Peninsula conspired to interfere with Vail’s right to acquire The Canyons. At the time the Company agreed to the terms of The Canyons Sale, the Company was made aware of the exclusivity arrangement between Vail and Peninsula and that certain disputes existed between Vail, Peninsula and the Purchasers concerning claims between and among these entities as to the rights of each party to independently negotiate and consummate an acquisition of ASC Utah and The Canyons. The Company believes that it has every right to complete the Canyons Sale pursuant to the Purchase Agreement. On August 1, 2007, the Company, ASC Utah, the Purchasers, Peninsula and Vail entered into a stipulated agreement with respect to the Vail Litigation. Pursuant to the stipulated agreement, the parties agreed to vacate a scheduled hearing on Vail’s motion for a temporary restraining order regarding the Canyons Sale. The Purchasers and the Company further agreed not to consummate the Canyons Sale until the earlier of (a) a ruling by Colorado State District Court on Vail’s motion for a preliminary injunction, or (b) October 1, 2007. The Company believes the Vail Litigation is without merit and will vigorously defend it.

In addition, on July 30, 2007, Wolf Mountain Resorts, L.C. (“Wolf”) commenced litigation against the Purchasers and one of their affiliates to obtain a declaratory judgment that Wolf is entitled to withhold its consent to the assignment of the ground lease between ASC Utah and Wolf, pursuant to which the Company leases from Wolf the land upon which The Canyons is located (the “Ground Lease”) to the Purchasers (the “Wolf Litigation”).

Interest of Certain Persons in the Canyons Sale (Page 7)

As a result of a stockholders’ agreement and the terms of our preferred stock, all of the shares of which are held by Oak Hill Capital Partners, L.P., a Delaware limited partnership; Oak Hill Capital Management Partners, L.P., a Delaware limited partnership; Oak Hill Securities Fund, L.P., a Delaware limited partnership; Oak Hill Securities Fund II, L.P., a Delaware limited partnership; Oak Hill Securities Fund Liquidating Trust, a Delaware trust; and

OHCP Ski, L.P., a Delaware limited partnership (collectively, the “Majority Stockholders”), the Majority Stockholders have the right to elect or appoint a majority of our Board of Directors and to cast a majority of the votes entitled to be cast by the holders of our capital stock regarding most matters. The Majority Stockholders own all of the outstanding shares of Series C Preferred Stock, which the Company was required to redeem on July 31, 2007 for cash in the amount of the liquidation preference of such shares, to the extent the Company has funds legally available to do so. On July 31, 2007, the Series C Preferred Stock had an aggregate liquidation preference of approximately $413.9 million. As indicated above, holders of the Common Stock and Class A Common Stock are not expected to receive any payment or distribution with respect to their shares pursuant to the Canyons Sale or the Plan of Dissolution after we make payments to our creditors and the holders of the Series C Preferred Stock. As a result of the foregoing, the Majority Stockholders may have interests different from those of the holders of our Common Stock and Class A Common Stock.

The Company is in the process of implementing compensation arrangements with certain of the Company’s employees, including members of our senior management, which will entitle them to certain benefits in connection with the Plan of Dissolution. These may include payment of cash bonuses if all remaining resort properties are under contract for their sale by a given date and following the closing of such sales. The Company is also in the process of amending certain of the Company’s employment agreements with senior management. As a result, these persons may have interests different from those of the holders of the Common Stock and Class A Common Stock.

Use of Proceeds (Page 7)

We expect to receive aggregate cash consideration of approximately $100 million, subject to certain adjustments, and before giving effect to the payment of transaction-related fees and expenses and a reduction in liabilities of approximately $0.6 million, from the Canyons Sale. We expect to use the net proceeds we receive from such sale in accordance with the Plan of Dissolution.

Risk Factors (Page 7)

The Canyons Sale involves a number of risks, including the risks that the parties who have commenced litigation to prevent the consummation of the Canyons Sale will be successful, the conditions to closing may not be satisfied or the third party consents may not be obtained in order to close the Canyons Sale. You should read and consider carefully the information about this and other risks set forth under the caption “Risk Factors” beginning on page 7.

Material Terms of the Canyons Sale (Page 8)

On July 15, 2007, American Skiing, ASC Utah and the Purchasers entered into the Purchase Agreement pursuant to which we agreed to sell The Canyons to the Buyer in exchange for cash consideration of $100 million, subject to certain adjustments, and the assumption of approximately $0.6 million of indebtedness and other liabilities relating to The Canyons.

The Purchase Agreement sets forth the various rights and obligations of the Company, ASC Utah, the Buyer and the Parent. The Purchase Agreement also contains various representations and warranties by the Company, ASC Utah, the Buyer and the Parent and other covenants and agreements including, among others, covenants and agreements concerning the conduct of the business of ASC Utah prior to the consummation of the Canyons Sale; the agreement of the Purchasers not to solicit for employment or employ or cause to leave the employ of the Company or ASC Utah any individual, subject to certain exceptions, that is serving as an officer of the Company or any of its affiliates or any employee or the Company or its affiliates with whom the Purchasers have had contact; and agreements concerning confidentiality and notification of the other party of certain events. Also, the Purchase Agreement contains certain conditions to closing, including obtaining regulatory approvals, material third party consents and the absence of any material adverse change affecting the results of operations, properties, assets, liabilities or financial condition of the business of ASC Utah and ASCRP taken as a whole, subject to certain exceptions. The Purchasers are also indemnifying the Company regarding a variety of matters, including litigation matters involving The Canyons and the Canyons Sale.

Regulatory and Stockholder Approvals Required in Connection with the Canyons Sale (Page 17)

The Canyons Sale is conditioned on the satisfaction of the regulatory requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The Purchase Agreement provides that the Canyons Sale may not be completed until the condition to obtain this regulatory requirement has been satisfied or waived. Although we do not expect the regulatory authorities to raise any significant concerns in connection with their review of the Canyons Sale, we cannot predict whether we will obtain the approval, whether the regulatory approval will include terms, conditions or restrictions that would be detrimental to the Company, ASC Utah, the Buyer or the Parent, or when such review may be completed. The written consent of the Majority Stockholders satisfies any applicable stockholder voting requirement of the Delaware General Corporation Law and our Certificate of Incorporation and Amended and Restated Bylaws with respect to the Canyons Sale, and, accordingly, no further stockholder action is required.

Pro Forma Financial Information (Page 18)

The unaudited condensed consolidated pro forma balance sheet gives effect to the Canyons Sale, as if such transaction had occurred on April 29, 2007; and the unaudited condensed consolidated pro forma statements of operations of the Company for the thirty-nine weeks ended April 29, 2007, the thirty-nine weeks ended April 30, 2006 and the year ended July 30, 2006, give effect to the Canyons Sale as if such transaction had occurred at the beginning of the fiscal year presented.

Certain U.S. Federal Income Tax Consequences (Page 31)

As described in “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES” in this Information Statement and subject to the limitations and qualifications therein, the Company will recognize gain or loss from the sale of all of the outstanding capital stock of ASCRP and, pursuant to a Section 338(h)(10) election made by the Company and the Purchasers, ASC Utah and its subsidiaries will recognize gain or loss from the deemed sale of all of their assets, in each case, equal to the difference between the amount realized from such sale and the adjusted basis of the stock or assets sold.

BUSINESS OF AMERICAN SKIING COMPANY

American Skiing Company was incorporated in Maine in 1997, and reincorporated in Delaware in 1999, and is organized as a holding company, operating through various wholly owned subsidiaries. We are an operator of alpine ski and snowboard resorts in the United States. We own and operate a range of hospitality-related businesses, including skier development programs, hotels, golf courses, restaurants and retail locations. We also market and operate ski-in/ski-out alpine villages, townhouses, condominiums and quarter and eighth share ownership hotels. We report our results of operations in two business segments, resort operations and real estate operations.

On March 1, 2007, we sold our Steamboat ski area (“Steamboat”) to Intrawest Holdings S.A.R.L. and Steamboat Acquisition Corp. On April 4, 2007, we sold our Mount Snow and Attitash ski areas (“Mount Snow/Attitash”) to Peak Resorts, Inc. and on May 11, 2007, we sold our Killington and Pico ski areas (“Killington/Pico”) to MBT Killington LLC, AMSC Killington LLC, and SP II Resort, as tenants in common. We used the net proceeds from these sales to repay substantially all of our indebtedness. On August 7, 2007, we sold our Sunday River and Sugarloaf/USA ski resorts (“Sunday River/Sugarloaf”) to Boyne USA, Inc. On July 15, 2007, we entered into the Purchase Agreement for the Canyons Sale. Following the Steamboat, Mount Snow/Attitash, Killington/Pico and Sunday River/Sugarloaf sales, and the consummation of the Canyons Sale, we will own no ski resorts. Following dissolution, the Company will cease conducting normal business operations, except as may be required to wind up its business affairs and to proceed with the dissolution and liquidation. We will continue our corporate existence solely for the purpose of engaging in activities appropriate for or consistent with the winding up and liquidation of our business and affairs and preserving the value of our remaining assets until they are sold or distributed to stockholders in the liquidation. Following dissolution, the Company will not be authorized to engage in any business activities other than those related to the winding-up of its affairs and preserving the value of its remaining assets as described above, thus limiting its exposure for business activities unrelated to the liquidation of its assets and the winding-up of its business. Our remaining subsidiaries will continue their corporate existence and will continue to operate their assets in accordance with past practice until we sell them or distribute them to stockholders. We also intend to continue honoring all of our existing contractual commitments and will maintain adequate capitalization of our subsidiaries through the proceeds available to us from the resort sales which we have already completed until we sell them or distribute them to stockholders. We will continue to actively prosecute and defend all material litigation matters affecting the Company and its subsidiaries.

You can find more information about the Company under “Where You Can Find More Information.”

American Skiing is located at 136 Heber Avenue, #303, P.O. Box 4552, Park City, Utah 84060, Telephone: (435) 615-0340.

THE CANYONS SALE

BACKGROUND AND REASONS FOR THE CANYONS SALE

During the spring of 2006, the Company’s management undertook a review of the Company’s long-term prospects to maximize value for the Company’s stockholders. As part of its review, the Company’s management considered the Company’s current condition and future prospects, including its financial condition, results of operations, anticipated capital expenditures and capital structure, including the Company’s outstanding indebtedness and the terms of the Series C Preferred Stock, all of the shares of which are owned by the Majority Stockholders and which were required to be redeemed on July 31, 2007 to the extent that the Company has legally available funds.

At a meeting of the Company’s Board of Directors on June 13, 2006, at which senior management of the Company and representatives of the Company’s legal advisor, Shearman & Sterling LLP, were present, the Company’s senior management presented to the directors a wide range of strategic alternatives for the Company, including maintaining the status quo, a recapitalization of the Company and a sale of the Company or individual resort assets. This presentation included an overview of the Company’s financial condition, results of operations, anticipated capital expenditures, future prospects and capital structure, including the Company’s outstanding indebtedness and the terms of the Series C Preferred Stock. The directors also were presented with information concerning the market conditions for transactions involving resort assets, the prices paid for similar resort assets in recently completed transactions, the availability of financing for transactions involving resort assets and the valuations placed on a number of the Company’s resort assets in solicited and unsolicited expressions of interest received by the Company. In addition, the directors considered the strong performance of Steamboat during the recently completed ski season and its valuation in a potential sale transaction. They concluded that it was a favorable time to explore the sale of resort assets. The directors also considered the fact that senior management’s analysis of the strategic alternatives for the Company indicated that selling individual resorts was likely to generate the greatest value to stockholders and that the sale of Steamboat alone would be expected to generate sufficient proceeds to significantly reduce the Company’s outstanding indebtedness.

From July 2006 through February 2007, the Company undertook a process which resulted in purchase agreements for the sales of Steamboat, Mount Snow/Attitash and Killington/Pico. The Company completed the sale of Steamboat on March 1, 2007, the sale of Mount Snow/Attitash on April 4, 2007 and the sale of Killington/Pico on May 11, 2007. The Company used the net proceeds from these sales to repay all of its indebtedness outstanding under the $85.0 million term portion of its first lien loan and $105.0 million second lien term loan of its Resort Senior Credit Facility, repay the remaining balance of deferred interest due under its $110.0 million senior construction loan and $10.6 million subordinated construction loan under its Construction Loan Facility, repurchase all of its issued and outstanding 11.3025% Convertible Subordinated Notes due 2012 and redeem all of its Junior Subordinated Notes due 2012.

On March 7, 2007, following discussions between management and each member of the Board of Directors, the Executive Committee of the Board of Directors held a special meeting at which the committee members and management reviewed the strategic alternatives available with respect to the Company’s remaining resort assets and authorized management to conduct a strategic review of options for the Sunday River and Sugarloaf ski resorts, including the potential sale of these resorts. On March 14, 2007, the Company engaged BB&T Capital Markets to assist it with the potential sale of Sunday River and/or Sugarloaf.

From March to June 2007, the Company and its advisors conducted an auction process for Sunday River and Sugarloaf with several potential purchasers, negotiated with various bidders and entered into a purchase agreement on June 4, 2007 for the sale of Sunday River/Sugarloaf. The Company completed the sale on August 7, 2007.

On June 20, 2007, the Board of Directors held a special meeting at which the directors and management reviewed the Company’s current condition and future prospects, including its financial condition, results of operations, anticipated capital expenditures and capital structure, the value of the Company’s remaining assets and its remaining claims and obligations, the terms of the Series C Preferred Stock, which had a liquidation preference of approximately $413.9 million as of July 31, 2007 and which the Company was required to redeem on July 31, 2007 to the extent that it has legally available funds, and other strategic alternatives for the Company, including the risks associated with these alternatives. The directors also reviewed management’s report that the Company’s available cash and the value of its remaining assets will not be sufficient to pay in full the liquidation preference of all of the outstanding Series C Preferred Stock and management’s report as to the strategic alternatives available with respect to the Company’s remaining resort assets. After considering these factors and alternatives, the Board of Directors determined that the Plan of Dissolution, including the sale or distribution of all or substantially all of the Company’s assets in connection therewith, was advisable, expedient and in the best interests of the Company, its stockholders and creditors and that the Company should proceed with the Plan of Dissolution.

On June 20, 2007, the holders of all of the outstanding shares of Series C-1 Preferred Stock, the shares of which represented approximately 66.6% of the voting power of the Company’s outstanding capital stock as of that date, executed a written consent in favor of the sale Sunday River/Sugarloaf and adoption of the Plan of Dissolution.

From May 2006 through July 2007, the Company and its advisors held discussions with potential purchasers of The Canyons, including at various times Vail, the Purchasers and Peninsula. During such period, senior management of the Company provided the Board of Directors with updates regarding the status of such discussions.

At a telephonic meeting of the Board of Directors held on July 10, 2007, senior management updated the Board of Directors regarding the status of discussions between the Company and Vail regarding Vail’s potential purchase of The Canyons. Following that meeting, the Company and its advisors continued discussions with Vail, and also held discussions with the Purchasers.

At a telephonic meeting of the Board of Directors held on July 15, 2007, senior management updated the Board of Directors regarding the status of discussions between the Company and the Purchasers regarding an acquisition of The Canyons, including the proposed terms of the Canyons Sale. Senior management also provided the Board of Directors with an update of the status of discussions with Vail. In particular, senior management described for the Board of Directors the differences between the terms proposed by the Purchasers and the terms proposed by Vail, including the fact that the Purchasers had offered to pay a higher purchase price for the Canyons, the Purchasers agreed to pay a $10 million deposit (which is not refundable if, among other things, the consummation of the Canyons Sale is enjoined) and the Purchasers agreed to indemnify the Company for certain litigation matters.

The directors discussed, among other matters, the proposed terms of the Canyons Sale, including the foregoing differences between the terms proposed by the Purchasers and the terms proposed by Vail, including the fact that Vail said it would not provide the Company with an indemnity comparable to the indemnity the Purchasers agreed to provide the Company. As a result of such discussions, the Board of Directors determined that it was in the best interests of the Company and its stockholders to finalize an agreement to sell The Canyons to the Purchasers. The directors authorized senior management of the Company and the Executive Committee of the Board of Directors to enter into a definitive agreement for the sale of The Canyons on terms substantially similar to those discussed at the meeting.

On July 15, 2007, the Company entered into a purchase agreement with the Purchasers for the sale of The Canyons.

On July 17, 2007, the holders of all of the outstanding shares of Series C-1 Preferred Stock, the shares of which represented approximately 66.9% of the voting power of the Company’s outstanding capital stock, executed a written consent in favor of the sale of The Canyons to the Purchasers.

The Company completed the sale of Sunday River/Sugarloaf on August 7, 2007.

INTEREST OF CERTAIN PERSONS IN THE CANYONS SALE

As a result of a stockholders’ agreement and the terms of the preferred stock held by the Majority Stockholders, the Majority Stockholders have the right to elect or appoint a majority of our Board of Directors and control a majority of the voting power of our capital stock. The Majority Stockholders own all of the outstanding Series C Preferred Stock, the shares of which the Company was required to redeem on July 31, 2007 for cash in the amount of the liquidation preference of such shares, to the extent the Company has funds legally available to do so. As of July 31, 2007, the Series C Preferred Stock had an aggregate liquidation preference of approximately $413.9 million. If not redeemed, the liquidation preference of any outstanding shares of Series C-1 Preferred Stock will continue to accrete in value at a rate of 12% per annum and the liquidation preference of any outstanding shares of Series C-2 Preferred Stock will continue to accrete in value at a rate of 15% per annum. As indicated above, holders of the Common Stock and Class A Common Stock are not expected to receive any payment or distribution with respect to their shares pursuant to the Canyons Sale or the Plan of Dissolution after we make payments to our creditors and the holders of the Series C Preferred Stock. As a result of the foregoing, the Majority Stockholders may have interests different from those of the holders of our Common Stock and Class A Common Stock.

The Company is in the process of implementing compensation arrangements with certain of the Company’s employees, including members of our senior management, which will entitle them to certain benefits in connection with the Plan of Dissolution. These may include payment of cash bonuses if all remaining resort properties are under contract for their sale by a given date and following the closing of such sales. The Company is also in the process of amending certain of the Company’s employment agreements with senior management. As a result, these persons may have interests different from those of the holders of the Common Stock and Class A Common Stock.

USE OF PROCEEDS

We expect to receive aggregate cash consideration of approximately $100 million, subject to certain adjustments, and before giving effect to the payment of fees and expenses incurred in connection with such sales and the reduction in liabilities of approximately $0.6 million, from the Canyons Sale. We expect to use the net proceeds we receive from such sale in accordance with the Plan of Dissolution.

RISK FACTORS

In addition to the other information contained in this Information Statement, you should carefully read the following risk factors.

Third parties have commenced litigation against the Purchasers, the Company and others in an attempt to prevent the consummation of the Canyons Sale.

On July 27, 2007, Vail commenced litigation seeking to prevent the consummation of the Canyons Sale. In addition, Wolf has commenced litigation against the Purchasers and one of their affiliates to seek to obtain a declaratory judgment that it is entitled to withhold its consent to assign the Ground Lease in connection with the Canyons Sale. The Company believes that the Vail Litigation is without merit and will vigorously defend it. The Company also expects to continue to actively pursue satisfaction or waiver of all conditions to closing the Canyons Sale. No assurance can be given, however, that this litigation will not prevent or delay the closing of the Canyons Sale. Please see the “SUMMARY TERM SHEET — Recent Developments Relating to the Canyons Sale” for more information.

In addition, the Purchasers have paid a $10 million deposit to the Company which is not refundable if, among other things, the consummation of the Canyons Sale is enjoined or the consent of Wolf is not obtained.

We may not be able to obtain necessary third party consents to the transfer of certain assets required for the closing of the Canyons Sale.

In addition to the other conditions that must be satisfied prior to closing the Canyons Sale, we are obligated to obtain certain third party consents, including consents under the HSR Act and the Ground Lease, before the Canyons Sale may be consummated. If we are unable to obtain these consents, it is possible that the sale may not be consummated. The receipt of these consents depends upon third parties over which we have no control and as a result, we may not be able to close the Canyons Sale.

Common stockholders and Class A Common stockholders are not expected to receive any distribution in respect of their stock under the Plan of Dissolution.

Pursuant to the Plan of Dissolution, after payment or provision for all the known and liquidated claims, obligations and expenses owing to our creditors, payment or distributions will be made to the holders of the Series C Preferred Stock in satisfaction of the liquidation preference of the Series C Preferred Stock before any payments or distributions are made to the holders of Common Stock and Class A Common Stock. Upon liquidation, the holders of our Series C-1 Preferred Stock will be entitled to the greater of (i) the liquidation preference of the Series C-1 Preferred Stock and (ii) the amount that would be received in liquidation following conversion of the Series C-1 Preferred Stock into Common Stock. Upon liquidation, the holders of our Series C-2 Preferred Stock will be entitled to the liquidation preference of the Series C-2 Preferred Stock. As of July 31, 2007, the Series C Preferred Stock had a liquidation preference of approximately $413.9 million. We believe that we will not be able to pay in full the liquidation preference of the outstanding shares of Series C Preferred Stock because we do not believe that we will be able to generate sufficient proceeds from the Canyons Sale, our operations and the sale of our remaining assets to do so. We are prohibited from making any payments or distributions to the holders of the Common Stock or Class A Common Stock as long as the liquidation preference of the shares of Series C Preferred Stock has not been paid in full. In addition, we will continue to incur claims, obligations and expenses after we file our certificate of dissolution with the Secretary of State of the State of Delaware. These claims, obligations and expenses will further reduce the amount available for distribution to stockholders. As a result, holders of the Common Stock and Class A Common Stock are not expected to receive any payment or distribution with respect to their shares pursuant to the Canyons Sale or the Plan of Dissolution after we make payments to our creditors and the holders of the Series C Preferred Stock.

PARTIES TO THE CANYONS SALE

The Company and its subsidiary, ASC Utah are parties to the Purchase Agreement. ASC Utah owns and operates The Canyons.

The Buyer is a wholly owned subsidiary of the Parent. Parent is a private real estate development and investment company in the resort development, residential, retail and commercial sectors operating in Canada, the United States and Europe. Parent has significant assets in Park City where it has been developing resort real estate since 2000. In 2003, it added to its portfolio in Park City by acquiring United Park City Mines. The Buyer and the Parent are located at 145 Adelaide Street W, Suite 500, Toronto, Ontario M5H 4E5, Telephone: (416) 864-0213.

MATERIAL TERMS OF THE CANYONS SALE

General

The following description of material terms of the transaction is qualified in its entirety by reference to the Purchase Agreement which is included with our Form 8-K filed with the SEC on July 30, 2007. Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain a copy of the Purchase Agreement and which is incorporated by reference as though expressly set forth herein.

Subject to the conditions contained in the Purchase Agreement, the Purchasers agreed to purchase all of the outstanding capital stock in ASC Utah and ASCRP from American Skiing for cash consideration of $100 million, subject to certain adjustments, and the assumption of approximately $0.6 million of indebtedness and other liabilities relating to The Canyons. The Canyons Sale may be deemed to constitute a sale of substantially all of our assets under Delaware law, which would require the approval of our stockholders. In connection with the Canyons

Sale, our Majority Stockholders executed a written consent, dated July 17, 2007, with respect to the Canyons Sale and, assuming such consent is not withdrawn prior to the closing of the Canyons Sale, no further action on the part of the Company’s stockholders is required to consummate the Canyons Sale.

Under the Purchase Agreement, the Company and the Buyer agreed to elect under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, to treat the sale of all of the outstanding capital stock in ASC Utah as a deemed sale by ASC Utah and its subsidiaries of all of their assets. The parties agreed not to make the same election with respect to all of the outstanding capital stock of ASCRP.

At closing, we will receive $100 million cash consideration (minus $10.0 million which was delivered on July 17, 2007 by the Purchasers to the Company, to be held in escrow, as a good faith non-refundable deposit (the “Deposit”); plus the amount of specified capital expenditures). There are pre-closing and post-closing purchase price adjustments for deferred revenue, income adjustment amounts (in the event the transaction closes after September 2, 2007) and working capital. The parties have the right to terminate the Purchase Agreement in the event that the transaction does not close before December 31, 2007, subject to certain exceptions. We anticipate that the closing and transfer of cash consideration will occur in the third calendar quarter of 2007. Stockholders in their capacity as such will not directly receive any of the proceeds from the Canyons Sale (see “USE OF PROCEEDS” in this Information Statement). The amount of the Deposit is subject to increase in the event the Purchasers elect to extend the termination date of the Purchase Agreement under specified circumstances.

Representations and Warranties

Article III of the Purchase Agreement contains customary representations and warranties by the Company and ASC Utah that relate to, among other things:

•	delivery of (i) complete and correct copies of the certificate of incorporation and bylaws of ASC Utah and ASCRP, each of which is in full force and effect and (ii) all minutes of meetings of ASC Utah’s stockholders and board of directors for the prior five years;

•	due formation, valid existence and good standing in Maine of ASC Utah and ASCRP with requisite power and authority to carry on its business as presently owned or conducted;

•	good standing as a foreign corporation and due qualification to transact business of ASC Utah and ASCRP in Utah;

•	delivery of complete and correct copies of the certificate of incorporation and bylaws of the Company and ASC Utah, each of which is in full force and effect;

•	due formation, valid existence and good standing of the Company and ASC Utah in Delaware with requisite power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted;

•	ownership by (i) the Company of all of the outstanding stock of ASC Utah and ASCRP, free and clear of any liens;

•	no person has any right to vote the stock of ASC Utah and ASCRP and upon acquisition of such stock and the resignation of the current directors, the Buyer will obtain all available rights to elect the boards of directors of ASC Utah and ASCRP;

•	absence of (i) any undisclosed subsidiaries of ASC Utah and/or ASCRP or (ii) ownership of, or any investment in, the capital stock of any other person by ASC Utah and/or ASCRP;

•	requisite corporate authority and power to execute and deliver the Purchase Agreement and the related agreements;

•	due execution and delivery of the Purchase Agreement;

•	absence of violation of charter documents, federal, state or local laws;

•	required consents and approvals;

•	compliance with federal, state and local statutes;

•	the unaudited balance sheets and statements of earnings and statements of cash flow of ASC Utah;

•	absence of a material adverse change relating to ASC Utah’s business since April 29, 2007;

•	the status of the parties’ employee benefit plans, contracts and commitments, owned and leased real property, related party rights in Utah, leases, assets, and the absence of brokerage commissions and powers of attorney;

•	tax matters and compliance with relevant tax laws;

•	pending or threatened litigation, actions and other proceedings against the Company or ASC Utah;

•	compliance with labor matters, ERISA and related matters, and environmental matters;

•	maintenance of insurance; and

•	absence of the Company and ASC Utah from certain government lists.

Article IV of the Purchase Agreement contains customary representations and warranties by the Purchasers that relate to, among other things:

•	due incorporation, valid existence and good standing in Delaware with requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently owned or conducted;

•	requisite authority and power to execute and deliver the Purchase Agreement and the related agreements;

•	requisite corporate power and due authorization to perform the transactions contemplated by the Purchase Agreement;

•	absence of violation of charter documents, federal, state or local laws and material contracts;

•	required consents and approvals;

•	sufficient funds to pay the purchase price;

•	absence of pending or threatened litigation;

•	absence of broker’s fees;

•	acknowledgment of ASC’s intent to cause ASCRP to transfer all the capital stock and ownership of Grand Summit Resort Properties, Inc. (“GSRP”) to ASC or its designee;

•	absence of any binding agreements with certain parties relating to:

•	The Canyons;

•	any portion of the land underlying The Canyons;

•	the Ground Lease between ASC Utah and Wolf;

•	the Company;

•	ASC Utah; or

•	any of the transactions contemplated by the Purchase Agreement;

which would prohibit Parent and/or Buyer from consummating the transactions contemplated in the Purchase Agreement; and

•	net worth of the Parent.

Covenants

Article IX of the Purchase Agreement contains a number of covenants by the Company, ASC Utah and the Purchasers, including covenants relating to:

•	making of all necessary regulatory filings as promptly as practicable after signing;

•	dissolving or otherwise eliminating any restraining order, injunction, decree or similar order which (i) confirms or rules that any of the real property leases have been terminated or is terminable by the ground lessor thereunder or otherwise as has had or would reasonably be expected to, individually or in the aggregate, have a material adverse effect upon the ASC Utah (but not including, in any case, any denial of any motion brought by the Company or ASC Utah) or (ii) prohibits or otherwise restricts the consummation of any of the transactions contemplated by the Purchase Agreement or any related agreement;

•	the Company and ASC Utah providing the Purchasers and their representatives and advisors full access to any and all premises, properties, contracts, commitments, books and records and other information exclusively of or relating exclusively to all of the outstanding capital stock of ASC Utah and ASCRP;

•	taking reasonable efforts to satisfy the conditions set forth in “Conditions to Closing” section;

•	obtaining all required approvals, consents, authorizations, releases and waivers;

•	execution and delivery of the related documents;

•	the Company and ASC Utah assisting the Purchasers in maintaining liquor sales pending the issuance of new liquor licenses to ASC Utah;

•	honoring existing gift cards and coupons;

•	transfer to ASC Utah of all data maintained electronically by the Company or any of its affiliates, that relates exclusively to ASC Utah;

•	replacing any licenses that ASC Utah is not able to use following the closing and/or providing ASC Utah with the benefit of such licenses;

•	honoring the Company’s obligations under certain partnership marketing agreements;

•	the Company causing ASCRP to transfer all the capital stock and ownership of GSRP to ASC or its designee;

•	the Company and its affiliates (other than ASC Utah and ASCRP) unconditionally and irrevocably transferring to ASC Utah any and all interests they own, directly or indirectly, in tangible assets located in the State of Utah (with the exception of the Company’s leasehold interest in its headquarters in Park City, Utah and fixtures, equipment and similar property used in connection with the use and occupancy of such space) and primarily used or held for use at The Canyons;

•	the Company causing ASC Utah and its subsidiaries to conduct their respective businesses in the ordinary course and in accordance, in all material respects, with ASC Utah’s business plan and its historical policies and procedures (it being acknowledged that the Company shall sweep all available cash of ASC Utah on a daily basis);

•	the Company and ASC Utah operating the business of ASC Utah such that the receipt, payment and related aging of the accounts payable and accounts receivable, and the treatment and terms of other current assets and current liabilities of ASC Utah, will be consistent with the ordinary course of business and past practice of ASC Utah;

•	Parent providing a substitute guaranty to Wolf in replacement of the Company’s guaranty made to Wolf as of July 3, 1999, guarantying obligations under certain agreements;

•	the parties taking all reasonable action to obtain a consent from Wolf under the Ground Lease;

•	obtaining estoppel certificates from certain third parties;

•	honoring the Company’s obligations with respect to certain disclosed ski passes;

•	use of trade names;

•	confidentiality of confidential information;

•	transition in the operation of The Canyons;

•	post-closing access to records;

•	agreement of the Purchasers not to solicit for employment or employ or cause to leave the employ of the Company or ASC Utah, for a period of 12 months, any individual (other than individuals currently domiciled in Utah and whose primary responsibilities relate to the operations and/or development of The Canyons) that is serving at such time as an officer of the Company or its affiliates or any employee of the Company or its affiliates with whom the Purchasers have had contact, or who was identified to them during their investigation of The Canyons (except for general solicitations);

•	preparation of this Information Statement;

•	removal or release of ASC Utah, ASCRP and any of their subsidiaries, under each of the guarantees and letters of comfort obtained by ASC Utah and any of its subsidiaries for the benefit of the Company and its affiliates; and

•	re-negotiation of third party contracts and execution of new third party contracts.

Conduct Prior to the Closing

Article IX of the Purchase Agreement also contains a number of covenants that may affect the Company and ASC Utah, which relate to the conduct of such parties prior to closing. From the execution date of the Purchase Agreement until closing, unless consented to or approved in writing by the Parent:

•	the Company and ASC Utah will conduct ASC Utah’s business in the ordinary course and in accordance, in all material respects, with the business plan, the capital improvement program previously provided to the Parent and its past policies and procedures;

•	the Company and ASC Utah will maintain in full force and effect the casualty insurance policies currently in effect with respect to all real property; and

•	the Company and ASC Utah shall not:

•	amend or otherwise change the charter documents of ASC Utah;

•	permit ASC Utah to admit, or undertake to admit, any new stockholders;

•	cause ASC Utah to take any action with respect to, or make any material change in, its accounting or tax policies or procedures;

•	cause ASC Utah to make or revoke any material tax election or settle or compromise any material tax liability or amend any material tax return;

•	take any action or fail to take any action which would constitute a material breach or default under the charter documents of ASC Utah, any real property lease, any other material lease, the amended and restated development agreement for The Canyons Specifically Planned Area, the amended and restated colony development agreement or any other material contract;

•	dispose of, pledge, hypothecate, encumber, transfer or assign (i) any of the outstanding capital stock of ASC Utah, or (ii) any material assets of ASC Utah;

•	take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding the consummation of the transactions contemplated by the Purchase Agreement;

•	terminate, amend or modify any real property lease, material lease, the amended and restated development agreement for The Canyons Specifically Planned Area, the amended and restated colony development agreement, any plats or development plans or any other material contract, or enter into any new or additional contracts (except in the ordinary course of business and in accordance, in all material respects, with past practice);

•	enter into any capital leases, except for pre-approved capital leases; and

•	undertake any capital improvement projects nor make any material additions, improvements or renovations to existing facilities and/or equipment, except that prior to closing the Company and ASC Utah may:

•	make maintenance capital expenditures;

•	continue, with commercially reasonable diligence, to prosecute the following capital improvements to the extent contractually committed to do so as of the date of the Purchase Agreement (i) the development of the golf course, (ii) the installation and construction of Frostwood Boulevard and the Lower Village Private and Public Roads, (iii) the installation and construction of the High Mountain Road, (iv) the installation of the Dreamcatcher Lift and associated trails, and (v) pre-disclosed and pre-approved capital expenditures made by the Company and ASC Utah through the closing date;

•	make capital improvements or capital repairs required by any law enacted after the date of the Purchase Agreement; and

•	make capital improvements or capital repairs which may be required in the event of an emergency to preserve the property.

Conditions to Closing

Under Article VII of the Purchase Agreement, the obligation of the Purchasers to complete the closing is subject to the following conditions (each of which is waivable by the Purchasers):

•	the Company’s and ASC Utah’s representations and warranties shall be true and correct in all material respects on the closing date and the Company and ASC Utah shall have performed and complied in all material respects with the covenants and agreements required under the Purchase Agreement to be performed and complied with by them on or prior to the closing date and the Company and ASC Utah shall have delivered to the Parent a certificate signed by an officer of the Company to the foregoing effect;

•	there shall have occurred no change, effect, condition, event or circumstance which has had or would reasonably be expected to, individually or in the aggregate, have a material adverse effect (as defined in the Purchase Agreement) on The Canyons or ASC Utah and ASCRP considered as a whole;

•	no judgment, ruling, writ, injunction, order, arbitral award or decree has been rendered in any litigation which has the effect of enjoining the consummation of the transactions contemplated by the Purchase Agreement and no litigation is pending that, in the opinion of counsel to the Parent, would reasonably be expected to result in such judgment, ruling, writ, injunction, order, arbitral award or decree;

•	any approvals required under the HSR Act necessary for the consummation of the transactions contemplated by the Purchase Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated;

•	delivery of specified consents to the Parent;

•	release of all liens securing certain disclosed financings and all liens securing monetary obligations;

•	delivery from the Company to the Buyer of an executed stock power concerning all of the outstanding stock of ASC Utah and ASCRP;

•	execution and delivery by the Company and ASC Utah of all related documents (including a certain software license agreement and the indemnification agreement discussed below) required to be executed by them at or prior to the closing;

•	receipt by the Purchasers of a statement from the Company that it is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

•	delivery by the Company and ASC Utah of duly signed resignations, effective immediately upon closing, of all officers and directors of ASC Utah and ASCRP; and

•	all accounts payable and other similar obligations owing from ASC Utah and/or ASCRP to the Company or any of its affiliates shall have been cancelled and forgiven.

Under Article VIII of the Purchase Agreement, the obligations of the Company and ASC Utah to complete the closing are subject to the following conditions:

•	The Purchasers’ representations and warranties shall be true and correct both in all material respects on and as of the closing date and the Purchasers shall have performed and complied in all material respects with all material covenants and agreements required under the Purchase Agreement to be performed and complied with by them on or prior to the closing date and the Parent shall have delivered to the Company, a certificate signed by an officer of the Parent, to the foregoing effect;

•	no judgment, ruling, writ, injunction, order, arbitral award or decree has been rendered in any litigation which has the effect of enjoining the consummation of the transactions contemplated by the Purchase Agreement and no litigation is pending that, in the opinion of counsel to the Company, would reasonably be expected to result in such judgment, ruling, writ, injunction, order, arbitral award or decree;

•	any approvals required under the HSR Act for the consummation of the transactions contemplated by the Purchase Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated;

•	termination of the Company’s guaranty made to Wolf as of July 3, 1999, guarantying obligations under the Ground Lease;

•	20 days have elapsed since the Company mailed this Information Statement to its stockholders;

•	all accounts receivable and other similar obligations owing to ASC Utah and/or ASCRP from the Company or any of its affiliates shall have been cancelled and forgiven;

•	execution and delivery by the Purchasers of all related documents (including a certain software license agreement) required to be executed by them at or prior to the closing; and

•	entry into the indemnification agreement discussed below.

Survival and Indemnification

Article X of the Purchase Agreement provides that the representations and warranties identified in Articles III and IV of the Purchase Agreement and the covenants and agreements of the parties contained in the Purchase Agreement to be performed on or prior to the closing shall terminate 12 months following the closing, except that (i) the representations relating to title to the stock of ASC Utah and tax matters shall survive until the expiration of the applicable statute of limitations; and (ii) claims asserted in writing by proper notice prior to the end of such twelve-month period shall survive to the extent actual indemnifiable losses have been suffered prior to the end of such twelve-month period, until the earlier of (a) resolution by the parties or by a court of competent jurisdiction, and (b) if no action is brought before a court of competent jurisdiction, the expiration of the applicable statute of limitations (in each case, as applicable, the “Expiration Date”). Agreements of the parties contained in the Purchase Agreement which by their terms require action following the closing survive until the expiration of the applicable statute of limitations or, if such agreements are expressly limited to other dates or times, such agreements will survive only to such dates or times.

The Company will indemnify, defend and hold harmless the Purchasers and ASC Utah and each of their past, present and future officers, directors, employees, agents and representatives from and against any and all indemnifiable losses resulting from or arising out of any breach of any of the representations and warranties made by the Company or ASC Utah, or breach of any covenant or undertaking (to the extent the same survive the closing) of the Company contained in the Purchase Agreement; provided, however, that the Company is not liable for any indemnifiable losses arising out of or based upon a breach or alleged breach of the representations, warranties, covenants and agreements of the Company and ASC Utah, unless such losses exceed $1.0 million in the aggregate, and then only to the extent of such excess; provided further, however, that, with respect to losses for breaches of the representations and warranties of the Company and ASC Utah, the Purchasers are not entitled to indemnification (i) for claims in an aggregate amount in excess of $2,000,000 (inclusive of the $1.0 million deductible), or (ii) with respect to which notice of a claim has not been provided prior to the applicable Expiration Date. Such limitations do not apply to any claims of the Purchasers for breaches of the representation and warranty of the Company about its title to the stock of ASC Utah. In addition, the Company is not liable for any indemnifiable losses for breaches of the representations and warranties of the Company and ASC Utah if (i) neither the Company nor ASC Utah had knowledge, prior to the closing, of the facts which comprised such breach or (ii) the Purchasers had actual or constructive knowledge of such breach on or prior to the closing.

The Purchasers, jointly and severally, will indemnify, defend and hold harmless the Company and each of its subsidiaries and affiliates and each of their respective past, present and future officers, directors, employees, agents and representatives from and against any and all indemnifiable losses resulting from or arising out of any breach of the representations and warranties made by the Purchasers, or breach of any covenant or undertaking (to the extent the same survive the closing) of the Purchasers contained in the Purchase Agreement.

The amount of any loss, liability, cost or expense for which indemnification is provided under Article 10 of the Purchase Agreement is net of any amounts actually recovered by the indemnitee under an insurance policy with respect to such loss, liability, cost or expense.

Other Indemnification Agreements

Pursuant to the terms of the Purchase Agreement, the Company, ASC Utah and the Purchasers agreed to execute and deliver at the closing of the Canyons Sale certain related documents, including without limitation, an indemnification and release agreement (the “Indemnification Agreement”). Under the terms of the Indemnification Agreement, ASC Utah, ASCRP, the Buyer and the Parent will (i) release and discharge the Company and related parties from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, known or unknown, arising prior to the date of the Indemnification Agreement, except for those arising under the Purchase Agreement and the related documents and (ii) agree not to file, pursue or participate in any claims, charges, actions or proceedings of any kind in any forum against the Company and its related parties with respect to any matter arising out of or in connection with (a) litigation relating to the Ground Lease, (b) litigation regarding real property leased by the Osguthorpe family to Wolf or (c) certain disputes regarding the Canyons Sale, including the Vail Litigation, except for any claims, charges, actions or proceedings asserting a breach of the Indemnification Agreement itself, the Purchase Agreement and/or the related documents.

Additionally, the Parent, the Buyer and ASC Utah irrevocably, jointly and severally, will agree at the closing of the Canyons Sale to indemnify, protect, defend and hold harmless the Company and its affiliates, officers, directors, employees and shareholders from and against all liabilities, losses, damages and expenses incurred by such persons or entities in connection with any claims, proceedings or causes of action that have already arisen, or that could arise out of or in connection with the facts, circumstances and events upon which the claims in the (i) litigation relating to the Ground Lease, (ii) litigation regarding real property leased by the Osguthorpe family to Wolf and/or (iii) certain disputes regarding the Canyons Sale, including any losses arising out of the Vail Litigation. Such liabilities, losses, damages and expenses include, but are not limited to (from the date of the Indemnification Agreement forward and not retroactively), reasonable attorneys’ fees and litigation costs of whatever nature, incurred by in connection with any other claims or causes of action asserted against the based upon facts, circumstances or agreements of which the Parent, the Buyer and/or ASC Utah were aware of as the date of the Purchase Agreement, but did not disclose to the Company in writing prior to the date thereof. Such indemnification obligations are applicable and enforceable against the Parent, the Buyer and ASC Utah irrespective of the negligence, recklessness or willful misconduct of the Company and its affiliates, officers, directors, employees and shareholders.

The Indemnification Agreement (to be executed at the closing of the Canyons Sale) also provides that ASC Utah will be entitled at its option exclusively to control any claims, proceedings or causes of action, including without limitation the litigation relating to the Ground Lease and the litigation regarding real property leased by Osguthorpe family to Wolf.

Termination

Article XII of the Purchase Agreement sets forth the rights of each party to terminate the Purchase Agreement prior to the closing of the Canyons Sale and provides that the Purchase Agreement may be terminated at any time prior to closing as follows:

•	by the mutual consent of the Company, ASC Utah, the Buyer and the Parent;

•	by any party if 90 days has passed after the date any court of competent jurisdiction or any governmental agency shall have issued any judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Purchase Agreement and such judgment or other action restraining, enjoining or otherwise prohibiting such transactions is still in effect;

•	by Parent if any court of competent jurisdiction or any other governmental agency has issued a judgment or taken any other action confirming or ruling that the Ground Lease has been terminated or is terminable by the ground lessor thereunder;

•	by the Company at any time on or after December 31, 2007, if the closing has not occurred by such date; provided, however, that neither the Company nor ASC Utah is then in breach in any material respect of its representations, warranties, covenants or agreements of the Purchase Agreement; provided further, however, that the December 31, 2007 date shall be automatically extended to the 31st day following the date of filing by the Company and the Parent of the HSR filing, if, as of December 31, 2007, the closing condition regarding HSR approval has not been satisfied; provided further, however, that the December 31, 2007 date may be extended up to May 31, 2008 if the Purchasers irrevocably waive any right to claim that the closing conditions regarding the Company and ASC Utah’s representations, warranties, covenants and absence of a material adverse effect have not been satisfied, if, as of December 31, 2007:

•	all conditions of the obligations of the Company and ASC Utah to consummate the transaction have been waived or satisfied;

•	the required consent from Wolf has not been received;

•	the Purchasers shall have delivered to the Company copies of their funding commitments (reasonably satisfactory to ASC) in amounts sufficient (together with available cash and existing borrowing facilities) to enable them to consummate the transactions contemplated by the Purchase Agreement and the related documents; and

•	the Purchasers have delivered to the Company $2,500,000 as an increase in the Deposit, to be held in escrow subject to the terms of the Purchase Agreement;

•	at any time on or after December 31, 2007, by the Purchasers if the closing has not occurred by such date; provided, however, that neither the Buyer nor the Parent is then in breach in any material respect of any of its representations, warranties, covenants or agreements;

•	by either party if (i) all conditions to the obligations of the other party to consummate the transactions have been satisfied (or would have been satisfied absent the other party’s breach in performing its obligations hereunder) and (ii) the other party is in material breach of any of its representations, warranties, covenants or agreements (which continues unremedied for 30 days after written notice thereof); provided, however, that (a) if the Company or ASC Utah is seeking termination, then neither the Company nor ASC Utah is then in breach in any material respect of its respective representations, warranties, covenants or agreements or (b) if either the Buyer or the Parent is seeking termination, then neither the Buyer nor the Parent is then in breach in any material respect of any of its representations, warranties, covenants or agreements; provided, further, that if such other party is the Buyer or the Parent, it shall not be entitled to such 30-day period if it is in default of its obligation to pay the purchase price on the closing date;

•	upon written notice by the Company and/or ASC Utah if the Parent is in material breach of the representations and warranties regarding certain binding agreements relating to The Canyons with other parties or the net worth of the Parent; provided, however, that prior to termination for breach of the representation and warranty regarding the net worth of the Parent, the Parent may with the consent of the Company (not to be unreasonably withheld) assign its rights and obligations under the Purchase Agreement to an affiliate who satisfies the relevant net worth test and provides evidence of such; or

•	by the Company and ASC Utah if the Purchasers have failed to timely deliver the Deposit.

Article XII of the Purchase Agreement also states that the Deposit will be returned to the Purchasers within 2 business days if the Purchase Agreement is terminated:

•	by the mutual consent of the Company, ASC Utah, the Buyer and the Parent;

•	by the Purchasers if (i) all conditions to the obligations of the Company and ASC Utah to consummate the transactions have been satisfied (or would have been satisfied absent the their breach in performing its obligations hereunder) and (ii) the Company and/or ASC Utah is in material breach of any of its representations, warranties, covenants or agreements (which continues unremedied for 30 days after written notice thereof); provided, however, that neither the Buyer nor the Parent is then in breach in any material respect of any of its representations, warranties, covenants or agreements;

•	by the Company if the closing has not occurred by December 31, 2007 (or such later termination date to which the Purchase Agreement may be extended under specified circumstances in accordance with the terms of the Purchase Agreement) and (i) there has been no material adverse effect (as defined in the Purchase Agreement) on The Canyons, or ASC Utah and ASCRP considered as a whole and (ii) the required consent from Wolf has been delivered; or

•	by the Purchasers if the closing has not occurred by December 31, 2007 and (i) no judgment, ruling, writ, injunction, order, arbitral award or decree issued by a court of competent jurisdiction has been rendered in any litigation which has the effect of enjoining the consummation of the transactions contemplated by the Purchase Agreement and no litigation is pending that, in the opinion of counsel to the Company, would reasonably be expected to result in such judgment, ruling, writ, injunction, order, arbitral aware or decree issued by a court of competent jurisdiction and (ii) the required consent from Wolf has been delivered (or the condition to deliver it has been waived by the Purchasers).

REGULATORY AND STOCKHOLDER APPROVALS REQUIRED IN CONNECTION WITH THE CANYONS SALE

As noted above (see “MATERIAL TERMS OF THE CANYONS SALE”), the Purchase Agreement provides that the Canyons Sale may not be consummated prior to the satisfaction or waiver of certain conditions, including compliance with the regulatory requirements of the HSR Act. Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the Canyons Sale, we cannot predict whether these regulatory authorities will raise any such concerns, or whether these regulatory authorities will propose terms, conditions or restrictions that would be detrimental to ASC Utah, the Buyer, the Parent or us. Although the Canyons Sale must be effected in accordance with applicable Delaware General Corporation Law and federal and state securities laws, no other federal or state regulatory requirements (other than pursuant to the HSR Act) or approvals are required. Because the written consent of the holders of the Series C-1 Preferred Stock, the shares of which represent approximately 66.9% of the voting power of the Company’s outstanding stock, satisfies any applicable stockholder voting requirement of the Delaware General Corporation Law and our Certificate of Incorporation and Amended and Restated Bylaws with respect to the Canyons Sale, we are not asking for a proxy and you are not requested to send one.

PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial data (the “Pro Forma Financial Data”) is derived from the historical financial statements of the Company. The Pro Forma Financial Data and the accompanying notes should be read in conjunction with the Company’s Form 10-K as filed with the SEC on October 30, 2006, and the Company’s quarterly reports on Form 10-Q as filed with the SEC on December 8, 2006, March 14, 2007 and June 13, 2007.

The unaudited condensed consolidated pro forma balance sheet as of April 29, 2007 gives effect to the Canyons Sale, the Sunday River/Sugarloaf sale, which occurred on August 7, 2007, and the Killington/Pico sale, which occurred previously on May 11, 2007, as if the transactions had occurred on April 29, 2007. Actual account balances as of the closing dates will differ from those at April 29, 2007, and accordingly, the actual amounts and application of the net sales proceeds will differ from those presented herein.

The unaudited condensed consolidated pro forma statements of operations for the thirty-nine weeks ended April 29, 2007, the thirty-nine weeks ended April 30, 2006, and the year ended July 30, 2006, give effect to the Canyons Sale, the Sunday River/Sugarloaf sale and the Killington/Pico sale as if such transactions had occurred at the beginning of the fiscal year presented. Tax effects of pro forma adjustments were calculated at the statutory rate in effect during the periods for which pro forma condensed income statements are presented. However, tax effects of all pro forma adjustments resulted in offsetting adjustments in the valuation allowances that the Company has recorded against all existing net deferred income tax assets.

The unaudited condensed consolidated pro forma statements of operations disclose income (loss) from continuing operations before nonrecurring charges or credits directly attributable the Canyons Sale, the Sunday River/Sugarloaf sale and the Killington/Pico sale. Material nonrecurring charges or credits and related tax effects which result directly from these transactions and which will be included in the income of the Company within the 12 months succeeding the transactions are disclosed separately in the accompanying notes.

The Company expects that the tax effects of the net gain generated from the Canyons Sale, the Sunday River/Sugarloaf sale and the Killington/Pico sale will be offset by its net operating loss carry-forwards for regular income tax purposes. As a result, the Company anticipates being subject only to the alternative minimum tax and related state tax liabilities and has included a pro forma adjustment for an estimate of taxes payable based on the alternative minimum tax associated with these transactions.

The unaudited condensed consolidated pro forma financial data is not intended to be indicative of either future results of operations or results that might have been achieved had the transactions actually occurred on the dates specified. In the opinion of management, all adjustments necessary to present fairly this unaudited condensed consolidated pro forma financial data have been made based upon the terms and structure of the Canyons Sale, the Sunday River/Sugarloaf sale and the Killington/Pico sale.

The unaudited condensed consolidated pro forma financial data does not include provision for any of the actions contemplated by the Company’s Plan of Dissolution, which was adopted and approved on June 20, 2007. Such actions will include payment or making reasonable provision for payment of its liabilities and obligations, including setting aside a contingency reserve, consisting of cash or other assets that the Company believes to be adequate for payment of its known liabilities, as well as claims that are unknown or have not yet arisen but that, based on facts known to the Company, are likely to arise or become known to the Company within ten years after the date of its dissolution, and distribution of all remaining properties, assets and funds to its stockholders or to liquidating trusts. The amounts of such payments and provisions cannot be reasonably estimated at the current time.

American Skiing Company and Subsidiaries

Unaudited Condensed Consolidated Pro Forma Balance Sheet Data
As of April 29, 2007

		Killington/		Sunday River/
	April 29, 2007	Pico		Sugarloaf		The Canyons		Pro Forma
	as Reported	Adjustments	Notes	Adjustments	Notes	Adjustments	Notes	as Adjusted
	(In thousands)

ASSETS
Current Assets
Cash and cash equivalents	$64,414	$(4,829)	a-d	$71,893	f,g	$93,976	i, j,k	$225,454
Restricted cash	232	20	b	(232)	g	—	—	20
Accounts receivable, net	10,918	149	b	(2,290)	g	(4,028)	j	4,749
Inventory	1,398	21	b	(993)	g	(320)	j	106
Prepaid expenses and other	2,416	(193)	b	(133)	g	(860)	j	1,230
Assets held for sale	91,400	(91,400)	b	—	—	—		—
Deferred income taxes	2,015	(298)	e	(233)	h	(1,484)	j	—

Total current assets	172,793	(96,530)		68,012		87,284		231,559

Property and equipment, net	117,609	—	—	(50,439)	g	(66,298)	j	872
Real estate developed for sale	1,540	—	—	(1,540)	g	—	—	—
Intangible assets, net	6,035	—	—	(1,346)	g	(4,689)	j	—
Other assets	7,438	3,614	a,b	1,592	f,g	(6,973)	j	5,671

Total assets	$305,415	$(92,916)		$16,279		$9,324		$238,102

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Current portion of long-term debt	$1,382	$—	—	$(997)	g	$(385)	j	$—
Accounts payable and other current liabilities	39,357	4,561	b,e	(5,241)	g,h	(8,598)	j,k,l	30,079
Deposits and deferred revenue	6,352	(240)	b	(549)	g	(2,902)	j	2,661
Liabilities related to assets held for sale	18,890	(18,890)	b,c	—	—	—	—	—
Subordinated notes and debentures	81,200	(81,200)	d	—	—	—	—	—

Total current liabilities	147,181	(95,769)		(6,787)		(11,885)		32,740

Long-term debt, net of current portion	1,133	—	—	(953)	g	(180)	j	—
Other long-term liabilities	2,578	—	—	(208)	g	(2,000)	j	370
Deferred income taxes	2,015	(298)	e	(233)	h	(1,484)	l	—
Mandatorily Redeemable Series B Preferred Stock	—	—	—	—	—	—	—	—
Mandatorily Redeemable Series C-1 Preferred Stock	78,085	—	—	—	—	—	—	78,085
Mandatorily Redeemable Series C-2 Preferred Stock	320,882	—	—	—	—	—	—	320,882
Mandatorily Redeemable Series D Preferred Stock	—	—	—	—	—	—	—	—

Total liabilities	551,874	(96,067)		(8,181)		(15,549)		432,077

Stockholders’ deficit
Common Stock, Class A	148	—	—	—	—	—	—	148
Common Stock	170	—	—	—	—	—	—	170
Additional paid-in capital	302,325	—	—	—	—	—	—	302,325
Accumulated deficit	(549,102)	3,151	d,e	24,460	h	24,873	l	(496,618)

Total stockholders’ deficit	(246,459)	3,151		24,460		24,873		(193,975)

Total liabilities and stockholders’ deficit	$305,415	$(92,916)		$16,279		$9,324		$238,102

American Skiing Company and Subsidiaries

Unaudited Condensed Consolidated Pro Forma Balance Sheet
Summary of Pro Forma Adjustments — (Continued)
As of April 29, 2007
(in thousands)

Transactions associated with the Killington/Pico sale

Balance Sheet Account	Note	Adjustment	Amount

Cash and cash equivalents	a	Record cash proceeds from the Killington/Pico sale	$82,816
	a	Record expenses related to the Killington/Pico sale	(1,500)
	b	Remove historical account balances related to Killington	(133)
	c	Repay Killington long-term debt obligations	(6,306)
	d	Fully repay the New Junior Subordinated Notes	(79,706)

			(4,829)

Restricted cash	b	Reclassify historical account balances related to Killington	20

			20

Accounts receivable, net	b	Reclassify historical account balances related to Killington	149

			149

Inventory	b	Reclassify historical account balances related to Killington	21

			21

Prepaid expenses	b	Remove historical account balances related to Killington	(193)

			(193)

Assets held for sale	b	Remove historical account balances related to Killington	(91,400)

			(91,400)

Deferred income taxes	e	Tax impact of Killington/Pico sale	(298)

			(298)

Other assets	a	Record indemnity escrow amount	3,000
	b	Reclassify historical account balances related to Killington	614

			3,614
Accounts payable and other current liabilities	b	Reclassify historical account balances related to Killington	4,229
	e	Record income tax payable from Killington/Pico sale	332

			4,561

Deposits and deferred revenue	b	Remove historical account balances related to Killington	(240)

			(240)

American Skiing Company and Subsidiaries

Unaudited Condensed Consolidated Pro Forma Balance Sheet
Summary of Pro Forma Adjustments — (Continued)

Balance Sheet Account	Note	Adjustment	Amount

Liabilities related to assets held for sale	b	Remove historical account balances related to Killington	(12,584)
	c	Repay Killington long-term debt obligations	(6,208)
	c	Repay accrued interest on Killington long-term debt	(98)

			(18,890)
Subordinated notes and debentures	d	Fully repay the New Junior Subordinated Notes	(79,424)
	d	Fully repay accrued interest due on the New Junior Subordinated Notes	(282)
	d	Reversal of accrued interest upon early repayment of the New Junior Subordinated Notes	(1,494)

			(81,200)

Deferred income taxes	e	Tax impact of Killington/Pico sale	(298)

			(298)
Accumulated deficit	d	Reversal of accrued interest upon early repayment of the New Junior Subordinated Notes	1,494
	e	Gain on Killington/Pico sale	1,989
	e	Tax impact of Killington/Pico sale	(332)

			3,151

Transactions associated with the Sunday River/Sugarloaf sale

Balance Sheet Account	Note	Adjustment	Amount

Cash and cash equivalents	f	Record cash proceeds from the Sunday River/Sugarloaf sale	$74,390
	f	Record expenses related to the Sunday River/Sugarloaf sale	(1,900)
	g	Remove historical account balances related to Sunday River/Sugarloaf	(597)

			71,893
Restricted cash	g	Remove historical account balances related to Sunday River/Sugarloaf	(232)

			(232)
Accounts receivable, net	g	Remove historical account balances related to Sunday River/Sugarloaf	(2,290)

			(2,290)
Inventory	g	Remove historical account balances related to Sunday River/Sugarloaf	(993)

			(993)

American Skiing Company and Subsidiaries

Unaudited Condensed Consolidated Pro Forma Balance Sheet
Summary of Pro Forma Adjustments — (Continued)

Balance Sheet Account	Note	Adjustment	Amount

Prepaid expenses	g	Remove historical account balances related to Sunday River/Sugarloaf	(133)

			(133)

Deferred income taxes	h	Tax impact of Sunday River/Sugarloaf sale	(233)

			(233)
Property and equipment, net	g	Remove historical account balances related to Sunday River/Sugarloaf	(50,439)

			(50,439)
Real estate developed for sale	g	Remove historical account balances related to Sunday River/Sugarloaf	(1,540)

			(1,540)
Intangible assets	g	Remove historical account balances related to Sunday River/Sugarloaf	(1,346)

			(1,346)

Other assets	f	Record Indemnity Escrow Amount	2,000
	g	Remove historical account balances related to Sunday River/Sugarloaf	(408)

			1,592
Current portion of long-term debt	g	Remove historical account balances related to Sunday River/Sugarloaf	(997)

			(997)
Accounts payable and other current liabilities	g	Remove historical account balances related to Sunday River/Sugarloaf	(5,810)
	h	Record income tax payable from Sunday River/Sugarloaf sale	569

			(5,241)
Deposits and deferred revenue	g	Remove historical account balances related to Sunday River/Sugarloaf	(549)

			(549)
Long-term debt, net of current portion	g	Remove historical account balances related to Sunday River/Sugarloaf	(953)

			(953)

American Skiing Company and Subsidiaries

Unaudited Condensed Consolidated Pro Forma Balance Sheet
Summary of Pro Forma Adjustments — (Continued)

Balance Sheet Account	Note	Adjustment	Amount

Other long term liabilities	g	Remove historical account balances related Sunday River/Sugarloaf	(208)

			(208)

Deferred income taxes	h	Tax impact of Sunday River/Sugarloaf sale	(233)

			(233)

Accumulated deficit	h	Gain on Sunday River/Sugarloaf sale	25,029
	h	Tax impact of Sunday River/Sugarloaf sale	(569)

			24,460

Transactions associated with the Canyons Sale

Balance Sheet Account	Note	Adjustment	Amount

Cash and cash equivalents	i	Record cash proceeds from the Canyons Sale	$97,097
	i	Record expenses related to the Canyons Sale	(700)
	j	Remove historical account balances related to The Canyons	(857)
	k	Repay obligations of The Canyons not assumed by purchasers	(1,564)

			93,976

Accounts receivable, net	j	Remove historical account balances related to The Canyons	(4,028)

			(4,028)

Inventory	j	Remove historical account balances related
		to The Canyons	(320)

			(320)

Prepaid expenses	j	Remove historical account balances related to The Canyons	(860)

			(860)

Deferred income taxes	l	Tax impact of the Canyons Sale	(1,484)

			(1,484)

Property and equipment, net	j	Remove historical account balances related to The Canyons	(66,298)

			(66,298)

Intangible assets	j	Remove historical account balances related to The Canyons	(4,689)

			(4,689)

Other assets	j	Remove historical account balances related to The Canyons	(6,973)

			(6,973)

American Skiing Company and Subsidiaries

Unaudited Condensed Consolidated Pro Forma Balance Sheet
Summary of Pro Forma Adjustments — (Continued)

Balance Sheet Account	Note	Adjustment	Amount

Current portion of long-term debt	j	Remove historical account balances related to The Canyons	(385)

			(385)
Accounts payable and other current liabilities	j	Remove historical account balances related to The Canyons	(7,218)
	k	Repay obligations of The Canyons not assumed by purchasers	(1,564)
	l	Record income tax payable from the Canyons Sale	184

			(8,598)

Deposits and deferred revenue	j	Remove historical account balances related to The Canyons	(2,902)

			(2,902)
Long-term debt, net of current portion	j	Remove historical account balances related to The Canyons	(180)

			(180)

Other long term liabilities	j	Remove historical account balances related to The Canyons	(2,000)

			(2,000)

Deferred income taxes	l	Tax impact of the Canyons Sale	(1,484)

			(1,484)

Accumulated deficit	l	Gain on the Canyons Sale	25,057
	l	Tax impact the Canyons Sale	(184)

			24,873

American Skiing Company and Subsidiaries

Unaudited Condensed Consolidated Pro Forma Statement of Operations
For the 39 weeks ended April 29, 2007

	39 Weeks Ended	Sunday River/
	April 29, 2007	Sugarloaf		The Canyons		Pro Forma
	as Reported	Adjustments	Notes	Adjustments	Notes	as Adjusted
	(In thousands, except per share amounts)

Net revenues
Resort	$91,307	$(51,737)	g	$(38,034)	j	$1,536
Real estate	4,767	(3,673)	g	(1,094)	j	—

Total net revenues	96,074	(55,410)		(39,128)		1,536
Operating expenses
Resort	57,329	(32,617)	g	(23,944)	j	768
Real estate	3,248	(1,857)	g	(839)	j	552
Marketing, general and administrative	32,607	(6,987)	g	(5,917)	j	19,703
Depreciation and amortization	10,290	(5,611)	g	(4,296)	j	383

Total operating expenses	103,474	(47,072)		(34,996)		21,406

Loss from operations	(7,400)	(8,338)		(4,132)		(19,870)

Interest expense	(40,920)	204	g	(129)	j	(40,845)
Interest income	590	—	—	—	—	590

Loss from continuing operations	(47,730)	(8,134)		(4,261)		$(60,125)
Benefit for income taxes	—	—	—	—	—	—

Net loss from continuing operations	$(47,730)	$(8,134)		$(4,261)		$(60,125)

Basic and diluted loss per common share
Loss from continuing operations	$(1.50)					$(1.89)

Basic and diluted weighted average common shares outstanding	31,742					31,742

American Skiing Company and Subsidiaries

Unaudited Condensed Consolidated Pro Forma Statement of Operations
For the 39 weeks ended April 30, 2006

	39 Weeks Ended	Sunday River/
	April 30, 2006	Sugarloaf		The Canyons		Pro Forma
	as Reported	Adjustments	Notes	Adjustments	Notes	as Adjusted
	(In thousands, except per share amounts)

Net revenues
Resort	$89,542	$(50,320)	g	$(37,421)	j	$1,801
Real estate	2,979	(1,772)	g	(1,207)	j	—

Total net revenues	92,521	(52,092)		(38,628)		1,801
Operating expenses
Resort	55,777	(31,201)	g	(22,757)	j	1,819
Real estate	3,467	(1,353)	g	(1,775)	j	339
Marketing, general and administrative	22,227	(6,706)	g	(5,242)	j	10,279
Depreciation and amortization	11,365	(6,500)	g	(4,123)	j	742

Total operating expenses	92,836	(45,760)		(33,897)		13,179

Loss from operations	(315)	(6,332)		(4,731)		(11,378)

Interest expense	(35,776)	205	g	235	j	(35,336)
Interest income	173	—	—	—	—	173
Gain on sale of property	169	—	—	(169)	j	—

Loss from continuing operations	(35,749)	(6,127)		(4,665)		(46,541)
Benefit for income taxes	—	—	—	—	—	—

Net loss from continuing operations	$(35,749)	$(6,127)		$(4,665)		$(46,541)

Basic and diluted loss per common share
Net loss from continuing operations	$(1.13)					$(1.47)

Basic and diluted weighted average common shares outstanding	31,738					31,738

American Skiing Company and Subsidiaries

Unaudited Condensed Consolidated Pro Forma Statement of Operations
For the year ended July 30, 2006

	Year Ended
	July 30, 2006	Sunday River/
	Continuing	Sugarloaf		The Canyons		Pro Forma
	Operations	Adjustments	Notes	Adjustments	Notes	as adjusted
	(In thousands, except per share amounts)

Net revenues
Resort	$95,136	$(52,609)	g	$(40,076)	j	$2,451
Real estate	3,891	(2,233)	g	(1,658)	j	—

Total net revenues	99,027	(54,842)		(41,734)		2,451
Operating expenses
Resort	63,556	(35,617)	g	(25,754)	j	2,185
Real estate	4,418	(1,733)	g	(2,111)	j	574
Marketing, general and administrative	27,904	(8,344)	g	(6,521)	j	13,039
Depreciation and amortization	12,193	(6,728)	g	(4,546)	j	919
Loss on disposal of commercial property	917	—	—	(917)	j	—

Total operating expenses	108,988	(52,422)		(39,849)		16,717

Income (loss) from operations	(9,961)	(2,420)		(1,885)		(14,266)

Interest expense	(48,387)	249	g	142	j	(47,996)
Interest income	252	—	—	—	—	252
Gain on sale of property	169	—	—	(169)	j	—

Loss from continuing operations	(57,927)	(2,171)		(1,912)		(62,010)
Benefit for income taxes	—	—	—	—	—	—

Net loss from continuing operations	$(57,927)	$(2,171)		$(1,912)		$(62,010)

Basic and diluted loss per common share
Net loss from continuing operations	$(1.83)					$(1.95)

Basic and diluted weighted average common shares outstanding	31,738					31,738

American Skiing Company and Subsidiaries

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statement Data

General

On February 16, 2007, the Company and certain of its subsidiaries entered into a purchase agreement to sell the assets of Killington/Pico. The Company completed the transaction on May 11, 2007, and used the net proceeds from the sale to repay substantially all of its remaining indebtedness outstanding, other than the Series C-1 and Series C-2 Preferred Stock. The results from operations of Killington for the periods ended April 29, 2007 and April 30, 2006, and for the year ended July 30, 2006, have been included as discontinued operations in the Company’s consolidated financial statements, and therefore are not included in the results from continuing operations in the accompanying condensed consolidated pro forma statements of operations. Accordingly, no pro forma adjustments are presented in the pro forma statements of operations. The accompanying condensed consolidated pro forma balance sheet as of April 29, 2007, assumes that the sale was completed as of that date. Actual account balances as of the actual closing date differed from those at April 29, 2007, and accordingly, the actual amounts and application of the net sales proceeds differed from those presented herein.

On June 4, 2007, the Company and certain of its subsidiaries entered into a purchase agreement to sell Sunday River/Sugarloaf. The Company completed the transaction on August 7, 2007, and expects to use the net proceeds from the sale in accordance with its Plan of Dissolution. The accompanying condensed consolidated pro forma statements of operations remove the results from operations of Sunday River and Sugarloaf as if the transaction had occurred at the beginning of the fiscal year presented. The accompanying condensed consolidated pro forma balance sheet as of April 29, 2007 assumes that the sale was completed as of that date. Actual account balances as of the actual closing date will differ from those at April 29, 2007, and accordingly, the actual amounts and application of the net sales proceeds will differ from those presented herein.

On July 15, 2007, the Company and ASC Utah entered into the Purchase Agreement to sell The Canyons. The Company presently expects the transaction to close on or before September 29, 2007 and expects to use the net proceeds from the sale in accordance with its Plan of Dissolution. The accompanying condensed consolidated pro forma statements of operations remove the results from operations of The Canyons as if the transaction had occurred at the beginning of the fiscal year presented. The accompanying condensed consolidated pro forma balance sheet as of April 29, 2007 assumes that the sale was completed as of that date. Actual account balances as of the actual closing date will differ from those at April 29, 2007, and accordingly, the actual amounts and application of the net sales proceeds will differ from those presented herein.

All material nonrecurring charges and credits directly attributable to the Killington/Pico sale, the Sunday River/Sugarloaf sale and the Canyons Sale are included in the accompanying condensed consolidated pro forma balance sheet. These nonrecurring charges and credits, and the related tax effects have been excluded from the accompanying condensed consolidated pro forma statements of operations. These include the following pro forma adjustments as referenced in the notes following:

(d) Gain related to early repayment of the Company’s New Junior Subordinated Notes;

(e) Gain and related tax impact from the Killington/Pico sale;

(h) Gain and related tax impact from the Sunday River/Sugarloaf sale; and

(l) Gain and related tax impact from the pending Canyons Sale.

Tax effects of pro forma adjustments were calculated at the statutory rate in effect during the periods for which condensed consolidated pro forma income statements are presented. However, tax effects of all pro forma adjustments resulted in offsetting adjustments in the valuation allowances that the Company has recorded against all existing net deferred income tax assets.

American Skiing Company and Subsidiaries

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statement Data — (Continued)

The Company expects that the tax effects of the net gain that it will generate from the Killington/Pico sale, the Sunday River/Sugarloaf sale and the Canyons Sale will be offset by its net operating loss carry-forwards for regular income tax purposes. As a result, the Company anticipates being subject only to the alternative minimum tax and state tax liabilities and has included a pro forma adjustment for an estimate of taxes payable based on the alternative minimum tax associated with these transactions.

Adjustments related to the Killington/Pico sale

(a) The Company completed the Killington/Pico sale on May 11, 2007. The purchase price was $83.5 million, including assumption of approximately $5.0 million of debt and other liabilities ($5.0 million on a pro forma basis as of April 29, 2007), and was subject to certain working capital adjustments ($2.3 million on a pro forma basis as of April 29, 2007). The net sales price ($85.8 million on a pro forma basis) was paid in cash. Of this amount, $3.0 million is to be held in an escrow account until June 30, 2008. In addition, the Company paid approximately $1.5 million in closing costs at the time of closing, resulting in net cash proceeds on a pro forma basis of $81.3 million.

(b) All results of operations and historical balance sheet account balances related to the operations and the assets and liabilities sold have been removed from the pro forma financial statements. Certain amounts classified as assets held for sale or as liabilities related to assets held for sale as of April 29, 2007, and retained by the Company subsequent to the closing, have been reclassified to their original balance sheet classifications.

(c) In connection with the closing, the Company paid the remaining balances of certain debt obligations of Killington/Pico. These totaled $6.3 million as of April 29, 2007, including subordinated notes and debentures of $6.2 million and accrued interest of $0.1 million.

(d) The Company fully repaid the remaining balance of principal and interest due on its New Junior Subordinated Notes ($79.7 million on a pro forma basis as of April 29, 2007). Because of differences in the methods of accrual and payment of interest on these notes, the Company realized a gain upon their final repayment, which, on a pro forma basis as of April 29, 2007, would have been approximately $1.5 million.

(e) On a pro forma basis as of April 29, 2007, the Killington/Pico sale would have resulted in a gain of $2.0 million for financial reporting purposes and $24.5 million for income tax purposes, which, based on pro forma calculations of alternative minimum tax, would result in taxes payable of $0.3 million.

Adjustments related to the Sunday River/Sugarloaf sale

(f) The Company completed the Sunday River/Sugarloaf sale on August 7, 2007. The purchase price was $75.9 million in cash, plus the assumption of approximately $2.0 million of debt and other liabilities ($2.0 million on a pro forma basis as of April 29, 2007). Of this amount, $2.0 million is to be held in an indemnity escrow account for one year following the closing date. The purchase price is subject to certain customary adjustments, including reimbursement of the Company for certain pre-closing capital expenditures of SRSC and SMC, as set forth in the purchase agreement ($0.5 million on a pro forma basis as of April 29, 2007). In addition, the Company expects to pay approximately $1.9 million in closing costs in connection with the closing, resulting in net cash proceeds on a pro forma basis of $72.5 million.

(g) All results of operations and historical balance sheet account balances related to the operations and the assets and liabilities sold have been removed from the pro forma financial statements.

(h) On a pro forma basis as of April 29, 2007, the Sunday River/Sugarloaf sale would have resulted in a gain of $25.0 million for financial reporting purposes and $39.8 million for income tax purposes, which, based on pro forma calculations of alternative minimum tax, would result in taxes payable of $0.6 million.

American Skiing Company and Subsidiaries

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statement Data — (Continued)

Adjustments related to the Canyons Sale

(i) On July 15, 2007, the Company and ASC Utah entered into the Purchase Agreement to sell The Canyons. The purchase price to be paid is $100.0 million in cash, plus the assumption of approximately $0.6 million of debt and other liabilities ($0.6 million on a pro forma basis as of April 29, 2007). The purchase price is subject to certain customary adjustments, including specified working capital items ($2.9 million on a pro forma basis as of April 29, 2007) and reimbursement of the Company for certain pre-closing capital expenditures of The Canyons, as set forth in the Purchase Agreement. In addition, the Company expects to pay approximately $0.7 million in closing costs at the time of closing, resulting in net cash proceeds on a pro forma basis of $96.4 million.

(j) All results of operations and historical balance sheet account balances related to the operations and the assets and liabilities sold have been removed from the pro forma financial statements.

(k) In connection with the closing, the Company expects to repay certain liabilities not specifically assumed by the purchasers, which totaled approximately $1.6 million as of April 29, 2007.

(l) On a pro forma basis as of April 29, 2007, the Canyons Sale would have resulted in a gain of $25.1 million for financial reporting purposes and $12.3 million for income tax purposes, which, based on pro forma calculations of alternative minimum tax, would result in taxes payable of $0.2 million.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax considerations that may be relevant to the Canyons Sale. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”); the final, temporary and proposed Treasury regulations promulgated thereunder; administrative rulings of the Internal Revenue Services and court decisions, all as of the date hereof. These authorities are subject to change (possibly on a retroactive basis), which may result in U.S. federal income tax consequences that are different than those discussed below. This summary is intended for general information only and does not purport to be comprehensive.

For U.S. federal income tax purposes, the Company will recognize gain or loss from the sale of all of the outstanding capital stock of ASCRP and, pursuant to a Section 338(h)(10) election made by the Company and the Purchasers, ASC Utah and its subsidiaries will recognize gain or loss from the deemed sale of all of their assets, in each case, equal to the difference between the amount realized from such sale and the adjusted basis of the stock or assets sold. The Company will be subject to U.S. federal income tax on any gain recognized on the sale of all of the outstanding capital stock of ASCRP or the deemed sale by ASC Utah and its subsidiaries of all of their assets. The ability of the Company to utilize losses may be subject to limitations under the Code or applicable Treasury regulations (including limitations on the deduction of losses relating to the sale of a subsidiary’s stock under the consolidated return rules). The Canyons Sale will not have significant tax consequences with respect to our stockholders, unless and until a distribution is made.

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES TO YOU OF THE CANYONS SALE, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the record dates, there were 16,997,813 issued and outstanding shares of Common Stock, 14,760,530 shares of Class A Common Stock convertible into 14,760,530 shares of Common Stock, 150,000 shares of Series B Preferred Stock, 40,000 shares of Series C-1 Preferred Stock convertible into approximately 64,138,514 shares of Common Stock and 139,453 shares of Series C-2 Preferred Stock. Each share of Common Stock and each share of Class A Common Stock entitles its holder to one vote on each matter submitted to the stockholders, and each share of Series C-1 Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of Common Stock such share of Series C-1 Preferred Stock is convertible into. The holders of the Series B Preferred Stock and Series C-2 Preferred Stock are not entitled to voting rights. The only vote required in connection with the proposed actions is a majority of all outstanding shares of capital stock entitled to vote. Because the holders of our Series C-1 Preferred Stock, the shares of which represent a majority of the voting rights of all outstanding shares of capital stock, have voted in favor of the Canyons Sale by written consent dated July 17, 2007 and having sufficient voting power to approve such proposal through their ownership of capital stock, no other consents will be solicited in connection with this Information Statement.

Security Ownership of Certain Beneficial Owners and Management

Set forth in the following table is the beneficial ownership of Common Stock and Class A Common Stock as of July 17, 2007, for all directors and named executive officers and all directors and executive officers as a group. No director or executive officers beneficially owned any Class A Common Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock as of July 17, 2007.

	Common Stock(2)				Stock(3)
Directors and Executive Officers(1)	Shares		%		%

William J. Fair(4)	400,000		2.30%			*
Helen E. Wallace	—		—		—
Stan Hansen(4)	27,500			*		*
Foster A. Stewart, Jr.(4)	94,000			*		*
Edward V. Dardani, Jr.	—	(5)	—		—
Robert J. Branson(4)	5,000			*		*
J. Taylor Crandall	—	(6)	—		—
David B. Hawkes(7)	21,000			*		*
Gordon M. Gillies(8)	21,000			*		*
Steven B. Gruber	—	(9)	—		—
William Janes	—	(10)	—		—
Paul Wachter(11)	30,000			*		*
Directors and Executive Officers as a group(12)	598,500		3.40%			*%

*	Less than one percent

(1)	The executive officers in this table are Messrs. Fair, Hansen and Stewart, and Ms. Wallace.

(2)	In computing the number of equity securities that a person shall have the right to acquire, equity securities that may be acquired within 60 days of July 17, 2007 pursuant to options, warrants or otherwise shall be deemed beneficially owned by such person. For purposes of computing the percentage of outstanding shares of a class of equity securities beneficially owned by such person, such equity securities that may be acquired within 60 days of July 17, 2007 shall be deemed to be outstanding for purposes of computing the ownership percentage of the class of equity securities owned by such person but shall not be deemed to be outstanding for purposes of computing the ownership percentage of the class of any other person.

(3)	Including shares of Series C-1 Preferred Stock not held by any of the Company’s directors or executive officers.

(4)	All shares of Common Stock beneficially owned by such person are issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

(5)	Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company’s 1997 Stock Option Plan. Mr. Dardani, one of the Company’s directors, is a limited partner of certain Majority Stockholders. Mr. Dardani disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(6)	Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company’s 1997 Stock Option Plan. Mr. Crandall, one of the Company’s directors, is a Vice President of Oak Hill Capital Management, Inc., and a Manager and Vice President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.) and a limited partner of certain other Majority Stockholders. Mr. Crandall disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(7)	Includes 17,500 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

(8)	Includes 20,000 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

(9)	Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company’s 1997 Stock Option Plan. Mr. Gruber, one of the Company’s directors, is a Vice President of Oak Hill Capital Management, Inc., and a Manager and Vice President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.) and a limited partner of certain other Majority Stockholders. Mr. Gruber disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(10)	Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company’s 1997 Stock Option Plan. Mr. Janes, one of the Company’s directors, is a limited partner of certain other Majority Stockholders. Mr. Janes disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(11)	Includes 17,500 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan to Mr. Wachter, and 12,500 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan to Main Street Advisors, Inc., in which Mr. Wachter is a principal.

(12)	Includes 594,000 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

Information as to Certain Stockholders

Set forth below is certain information with respect to the only persons known to the Company who owned beneficially more than 5% of any class of the Company’s voting securities as of July 17, 2007. The holders of Series B Preferred Stock have contractually agreed with the Company not to exercise their right to vote such shares, other than with respect to the election of directors.

										% of All
	Common Stock Beneficially Owned(1)				Class A Common Stock Beneficially Owned		Series B & C1 Preferred Stock Beneficially Owned			Voting Stock
Five Percent			% of			% of			% of	Beneficially
Stockholders	Shares		Class		Shares	Class	Shares		Class	Owned(2)

Oak Hill Capital Partners, L.P.(3)	879,133	(3)	5.53%		—	—	B-131,807	(3)	87.79%	59.78%
201 Main Street							C1-35,165	(3)	87.79%
Fort Worth, Texas 76102
Oak Hill Capital Management Partners, L.P.(4)	22,200	(4)		*	—	—	B-3,330	(4)	2.22%	1.51%
201 Main Street							C1-888	(4)	2.22%
Fort Worth, Texas 76102
Oak Hill Securities Fund, L.P.(9)	23,848	(5)		*	—	—	B-7,400	(5)	4.99%	1.62%
201 Main Street							C1-954	(5)	—
Fort Worth, Texas 76102
Oak Hill Securities Fund Liquidating Trust	25,486	(6)		*	—	—	C1-1,020	(6)	—	1.73%
201 Main Street
Fort Worth, Texas 76102
Oak Hill Securities Fund II, L.P.(5)	49,333	(7)		*	—	—	B-7,400	(7)	4.99%	3.35%
201 Main Street							C1-1,973	(7)	4.99%
Fort Worth, Texas 76102
OHCP Ski, L.P.(9)	13,333	(8)		*	—	—	B-2,000	(8)	1.33%	0.91%
201 Main Street							C1-533	(8)	1.33%
Fort Worth, Texas 76102
Leslie B. Otten	680,000	(10)	3.85%		14,760,530	100%	—		—	15.99%
P.O. Box 547
Bethel, ME 04217

*	Less than one percent

(1)	Does not give effect to the conversion of the Series C-1 Preferred Stock. As of July 17, 2007, each share of Series C-1 Preferred Stock was convertible into 1603.46 shares of Common Stock. If each of the following entities had converted the shares of Series C-1 Preferred Stock held by it as of July 17, 2007, each would beneficially own the following number of shares of Common Stock (inclusive of the Common Stock already beneficially owned prior to such conversion) and the following percentage of shares of Common Stock (which percentages are calculated by assuming that no other entity had converted its shares of Series C-1 Preferred Stock): Oak Hill Capital Partners, L.P. (57,329,904 shares; 77.13%); Oak Hill Capital Management Partners, L.P. (1,446,075 shares; 7.84%); Oak Hill Securities Fund, L.P. (1,553,552 shares; 8.37%); Oak Hill Securities Fund Liquidating Trust (1,661,081 shares; 8.90%); Oak Hill Securities Fund II, L.P. (3,212,965 shares; 15.90%) and OHCP Ski, L.P. (867,979 shares; 4.86%).

(2)	Percentages include Series C-1 Preferred Stock on an as-converted basis. As of July 17, 2007, each share of Series C-1 Preferred Stock was convertible into 1,603.46 shares of Common Stock.

(3)	Includes 13,333 shares of Common Stock, 2,000 shares of Series B Preferred Stock and 533 shares of Series C-1 Preferred Stock held directly by OHCP Ski, L.P., as Oak Hill Capital Partners, L.P. is the general partner of OHCP Ski, L.P. However, Oak Hill Capital Partners, L.P. disclaims such beneficial ownership. Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., and OHCP GenPar, L.P., the general partner of Oak Hill Capital Partners, L.P. may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

(4)	Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., and OHCP GenPar, L.P., the general partner of Oak Hill Capital Management Partners, L.P., may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

(5)	Each of Glenn R. August, the Majority Stockholder of Oak Hill Securities MGP, Inc., Oak Hill Securities MGP, Inc., the general partner of Oak Hill Securities GenPar, L.P. and Oak Hill Securities GenPar, L.P., the general partner of Oak Hill Securities Fund, L.P. may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

(6)	Each of Glenn R. August, the Majority Stockholder of Oak Hill Securities MGP, Inc., Oak Hill Securities MGP, Inc., the general partner of Oak Hill Securities GenPar, L.P. and Oak Hill Securities GenPar, L.P., the administrative trustee of Oak Hill Securities Fund Liquidating Trust may be deemed beneficial owner of the shares of capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

(7)	Each of Glenn R. August, the Majority Stockholder of Oak Hill Securities MGP II, Inc., Oak Hill Securities MGP II, Inc., the general partner of Oak Hill Securities GenPar II, L.P., and Oak Hill Securities GenPar II, L.P., the general partner of Oak Hill Securities Fund II, L.P. may be deemed the beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

(8)	Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., OHCP GenPar, L.P., the general partner of Oak Hill Capital Partners, L.P., the general partner of OHCP Ski, L.P., and Oak Hill Capital Partners, L.P., may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

(9)	Each entity referred to in footnotes 3 to 8 inclusive, as well as Oak Hill Capital Management, Inc., which directly holds options to purchase 65,000 shares of the Common Stock may be deemed to be a member of a “group” for purposes of Section 13(d) of the Exchange Act. However, each such entity disclaims such group membership as well as the beneficial ownership of the shares owned by any other entity in excess of such entity’s direct or indirect pecuniary interest in such shares. Together the Majority Stockholders beneficially own 100% of the Series B Preferred Stock and the Series C-1 Preferred Stock as well as 67.95% of the Company’s outstanding voting stock.

(10)	Includes 660,000 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

In computing the number of equity securities that a person shall have the right to acquire, equity securities that may be acquired within 60 days of July 17, 2007 pursuant to options, warrants or otherwise shall be deemed beneficially owned by such person. For purposes of computing the percentage of outstanding shares of a class of equity securities beneficially owned by such person, such equity securities that may be acquired within 60 days of July 17, 2007 shall be deemed to be outstanding for purposes of computing the ownership percentage of the class of equity securities owned by such person but shall not be deemed to be outstanding for purposes of computing the ownership percentage of the class of any other person.

NO DISSENTERS’ RIGHTS

Stockholders of the Company are not entitled to appraisal or dissenters’ rights with respect to the Canyons Sale under Delaware law or the Company’s Certificate of Incorporation or Amended and Restated Bylaws.

DISTRIBUTION OF INFORMATION STATEMENT

We will pay the costs of distributing this Information Statement. The distribution will be made by mail.

FINANCIAL INFORMATION

The Company’s financial statements for the year ended July 30, 2006 are included in our annual report on Form 10-K, which was filed with the SEC for the fiscal year ended July 30, 2006. You should read our annual report on Form 10-K for the twelve months ended July 30, 2006, quarterly reports on Form 10-Q for the periods ended October 29, 2006, January 28, 2007 and April 29, 2007, current reports on Form 8-K filed on April 10, 2007, May 11, 2007, June 5, 2007, July 16, 2007, July 30, 2007, August 3, 2007, August 6, 2007 and August 13, 2007 and all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the effective date of the Canyons Sale. We will provide a copy of these documents (excluding their exhibits) at no charge by first class mail or other equally prompt means within one business day of receipt of your request. Requests for such documents should be directed to David Hirasawa, American Skiing Company, P.O. Box 4552, 136 Heber Avenue, Suite 303, Park City, UT 84060, Telephone: (435) 615-0340. One Information Statement is mailed to multiple stockholders sharing the same address unless the Company receives contrary instructions from one or more of the stockholders. Please send requests for additional Information Statements or Form 10-Ks to the person and address noted above. If multiple stockholders sharing the same address are receiving multiple copies of Information Statements or Form 10-Ks and only wish to receive one copy at such address, please send such request to the person and address noted above.

WHERE TO OBTAIN MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act and file reports, proxy statements and other information required under the Exchange Act with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials and information from the SEC can be obtained at existing published rates from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC which may be downloaded free of charge. When requesting such materials and information from the SEC, please reference the Company’s SEC file number, which is “001-13507.”